UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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Matrix Service Company
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MATRIX SERVICE COMPANY
5100 East Skelly Drive, Suite 500
Tulsa, Oklahoma 74135
NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
Notice is hereby given that the Annual Meeting of the Stockholders of Matrix Service Company, a Delaware corporation, (the “Company” or “Matrix”), will be held at the Company’s Corporate Headquarters, 5100 East Skelly Drive, Tulsa, Oklahoma, on the 11th day of November 2016, at 10:00 a.m., Central time, for the following purposes:

1.	To elect seven persons to serve as members of the Board of Directors of the Company until the 2017 annual stockholders meeting or until their successors have been elected and qualified;
2.	To consider and act upon a proposal to ratify the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2017;
3.	To conduct an advisory vote on executive compensation;
4.	To consider approval of an amendment to the Company's Restated Certificate of Incorporation to allow for the removal of directors with or without cause by a majority vote of the stockholders;
5.	To consider and act upon a proposal to approve the Matrix Service Company 2016 Stock and Incentive Compensation Plan; and
6.	To transact such other business as may properly come before the meeting or any adjournments thereof.
The Board of Directors has fixed the close of business on September 30, 2016 as the record date for the meeting (the “Record Date”), and only holders of record of the Company’s common stock at such time are entitled to notice of and to vote at the meeting and any adjournment thereof.

By Order of the Board of Directors

Kevin S. Cavanah Secretary
October 7, 2016
Tulsa, Oklahoma

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE HOPE YOU WILL TAKE THE TIME TO VOTE YOUR SHARES. THEREFORE PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. YOU ALSO HAVE THE OPTION OF VOTING YOUR SHARES ON THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PRINTED ON YOUR PROXY. IF YOU VOTE BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY. IF YOU ARE PRESENT AT THE MEETING AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on November 11, 2016. Stockholders may view this proxy statement, our form of proxy and our 2016 Annual Report to Stockholders over the Internet by accessing our website at matrixservicecompany.com.

 MATRIX SERVICE COMPANY
5100 East Skelly Drive, Suite 500
Tulsa, Oklahoma 74135
PROXY STATEMENT - TABLE OF CONTENTS

Page
Solicitation and Revocation of Proxies	1
Stockholders Entitled to Vote	1
Proposal Number 1: Election of Directors	2
Nominated Director Biographies	3
Corporate Governance and Board Matters	5
Director Independence Guidelines	5
Board Leadership Structure and Role in Risk Oversight	6
Meetings and Committees of the Board of Directors	6
Director Nomination Process	8
Executive Sessions	9
Communications with the Board of Directors	9
Equity Ownership Guidelines for Directors	10
Director Compensation	10
General	10
Director Compensation	11
Audit Committee Matters	12
Report of the Audit Committee of the Board of Directors	12
Fees of Independent Registered Public Accounting Firm	13
Audit Committee Pre-Approval Policy	13
Proposal Number 2: Ratification of Selection of Independent Registered Public Accounting Firm	13
Executive Officer Information	13
Executive Officer Biographies	13
Compensation Discussion and Analysis	15
Executive Summary	15
Compensation Philosophy and Objectives	16
Committee Consideration of the 2015 Stockholder Vote on Executive Compensation	17
Key Elements of Executive Compensation	17
Clawback Policy	22
Policy on Hedging and Pledging of Company Securities	22
Compensation Program as it Relates to Risk	22
Equity Ownership Guidelines	23
Report of the Compensation Committee of the Board of Directors	23
Executive Officer Compensation	24
Summary Compensation Table	24
Grants of Plan-Based Awards During Fiscal 2016	25
Outstanding Equity Awards at Fiscal Year-End for 2016	26
Option Exercises and Stock Vested During Fiscal 2016	28
Potential Payments Upon Termination or Change of Control	28
Proposal Number 3: Advisory Vote to Approve Named Executive Officer Compensation	30
Certain Relationships and Related Transactions	31
Transactions with Related Persons	31
Review, Approval or Ratification of Transactions with Related Persons	32
Security Ownership of Certain Beneficial Owners and Management	33
Equity Ownership Guidelines	34
Section 16(a) Beneficial Ownership Reporting Compliance	34
Proposal Number 4: Approval of an Amendment to the Restated Certificate of Incorporation to Allow for the Removal of Directors With or Without Cause by a Majority Vote of the Stockholders	35
Proposal Number 5: Approval of the Matrix Service Company 2016 Stock and Incentive Compensation Plan	36
Reasons for the Proposed 2016 Plan	36
Consequences of Failing to Approve the Proposal	37
Summary of the 2016 Plan	38
U.S. Federal Income Tax Consequences	43
New Plan Benefits	45
Vote Required	45
Securities Authorized for Issuance Under Equity Compensation Plans	46
Proposals of Stockholders	46
Other Matters	47
Matters That May Come Before the Annual Meeting	47
Availability of Form 10-K	47
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on November 11, 2016	47
Appendix A - Amended and Restated Certificate of Incorporation of Matrix Service Company	A-1
Appendix B - Matrix Service Company 2016 Stock and Incentive Compensation Plan	B-1

MATRIX SERVICE COMPANY
5100 East Skelly Drive, Suite 500
Tulsa, Oklahoma 74135
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on November 11, 2016
SOLICITATION AND REVOCATION OF PROXIES
The accompanying proxy is solicited by the Board of Directors of Matrix Service Company (“Matrix”, the “Company”, “we”, “our” or “us”) for use at the Annual Meeting of Stockholders to be held on November 11, 2016, and at any adjournments thereof for the purposes set forth in the accompanying Notice of 2016 Annual Meeting of Stockholders. The Annual Meeting will be held at 10:00 a.m., Central time, at the Company’s Corporate Headquarters, 5100 East Skelly Drive, Tulsa, Oklahoma. This proxy statement and accompanying proxy were first sent on or about October 7, 2016 to stockholders of record on September 30, 2016. The annual report of the Company on Form 10-K for the fiscal year ended June 30, 2016 accompanies this proxy statement.
If the accompanying proxy is properly executed and returned or a stockholder votes his or her proxy by Internet or telephone, the shares represented by the proxy will be voted at the meeting in accordance with the directions noted thereon or, if no direction is indicated, that stockholder’s shares will be voted in favor of the proposals described in this proxy statement. In addition, the proxy confers authority on the persons named in the proxy to vote, in their discretion, on any other matters properly presented at the Annual Meeting. The Board of Directors is not currently aware of any other such matters. Any stockholder who has given a proxy, whether by mail, Internet or telephone, has the power to revoke it at any time before it is voted by executing a subsequent proxy and sending it to Kevin S. Cavanah, Secretary, Matrix Service Company, 5100 East Skelly Drive, Suite 500, Tulsa, Oklahoma, 74135, or by a later dated vote by Internet or by telephone. The proxy also may be revoked if the stockholder is present at the meeting and elects to vote in person.
The expenses of this proxy solicitation, including the cost of preparing and mailing this proxy statement and accompanying proxy, will be borne by the Company. Such expenses will also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. In addition to solicitation by mail, certain directors, officers and regular employees of the Company may solicit proxies in person or by telephone, electronic transmission and facsimile transmission. Any such directors, officers or employees will not be additionally compensated, but may be reimbursed for their out-of-pocket expenses in connection therewith.
STOCKHOLDERS ENTITLED TO VOTE
At the close of business on the record date of September 30, 2016 there were xx,xxx,xxx shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), outstanding. Each outstanding share of Common Stock is entitled to one vote upon each of the matters to be voted on at the meeting. There is no cumulative voting with respect to the election of directors. The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock is required for a quorum for the transaction of business.

If you hold your shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority to vote shares on certain matters (such as the ratification of auditors) when their customers do not provide voting instructions. However, on other matters (such as the election of directors), when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. Please note that an uncontested election of directors is no longer considered a routine matter. This means that brokers may not vote your shares on the election of directors if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

Votes withheld from nominees for directors, abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by the Board of Directors of the Company. Abstentions may be specified on all proposals, except the election of directors. The following vote is needed in order for the various proposals to be adopted:

Proposal 1-Election of Directors. Votes may be cast in favor of or withheld from each nominee. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. Votes that are withheld will have no effect on the vote.

Proposal 2-Ratification of Independent Registered Public Accounting Firm. The appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2017 will be ratified if a majority of the shares of common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting vote in favor. Abstentions will have the effect of a vote against the proposal.

Proposal 3-Advisory Vote on Executive Compensation. The approval, on an advisory basis, of the compensation paid to our executive officers named in this proxy statement requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting. Abstentions will have the effect of a vote against the proposal.

Proposal 4-Approval of Amendment to our Restated Certificate of Incorporation. The approval of the amendment to our Restated Certificate of Incorporation requires the affirmative vote of the holders of 66-2/3% or more of our outstanding shares of common stock. Abstentions will have the effect of a vote against the proposal.

Proposal 5-Approval of the Matrix Service Company 2016 Stock and Incentive Compensation Plan. The approval of the Matrix Service Company 2016 Stock and Incentive Compensation Plan requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting. Abstentions will have the effect of a vote against the proposal.
A “broker non-vote” will have no effect on the outcome of the election of directors or proposals 2, 3 and 5. A broker non-vote will have the effect of a vote against Proposal 4.
PROPOSAL NUMBER 1:
Election of Directors
The Company’s Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board of Directors but shall not be less than three nor more than 15 persons. The number of directors is currently fixed at eight, but will be reduced to seven as of the date of the Annual Meeting. Directors hold office until the next annual meeting of the stockholders of the Company or until their successors have been elected and qualified. Vacancies may be filled by a majority vote of the remaining directors based on the recommendations of the Nominating and Corporate Governance Committee.
In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated and recommends that you vote “For” the election of the seven nominees identified below who have been nominated to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified. Proxies solicited hereby will be voted “For” all seven nominees unless stockholders specify otherwise in their proxies. The seven nominees who receive the highest number of affirmative votes of the shares voting shall be elected as directors. Paul K. Lackey is not seeking re-election as a director, as he has elected to retire from the Board of Directors as of the date of the Annual Meeting in accordance with the Board’s retirement policy. Mr. Lackey has served as a director since October 2000. The Board appreciates Mr. Lackey’s 16 years of service to the Company as well as his valuable insight and business advice over the years.
If, at the time of the 2016 Annual Meeting of Stockholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes who may be recommended by the Nominating and Corporate Governance Committee and who the Board of Directors may propose to replace such nominee. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.
Each of our directors possesses a combination of attributes that qualifies him for service on the Board of Directors. The directors were specifically recruited for these attributes, which include business experience specifically related to the industries in which we operate, knowledge based on specialized education or training such as accounting and finance, and senior executive management experience that demonstrates leadership qualities and a practical understanding of organizations, processes, business strategies, risk management and how to drive change and growth. We believe that the qualifications, skills and experiences of the directors, individually and collectively, have resulted in the Board of Directors being effective.

Nominated Director Biographies
The nominees for director, and certain additional information with respect to each of them, are as follows:
Michael J. Hall, age 72, was first elected as a director of the Company effective October 1998 and was elected Chairman of the Board in November 2006. Mr. Hall previously served as President and Chief Executive Officer of the Company from March 2005 until his retirement in November 2006. Mr. Hall also served as Vice President, Finance and Chief Financial Officer of the Company from November 1998 until his initial retirement in May 2004. Prior to working for Matrix Service Company, Mr. Hall was Vice President and Chief Financial Officer for Pexco Holdings, Inc. from 1994 to 1997 and Vice President, Finance and Chief Financial Officer for Worldwide Sports & Recreation, Inc., an affiliate of Pexco Holding, from 1996 to 1997. From 1984 to 1994, Mr. Hall worked for T.D. Williamson, Inc., as Senior Vice President, Chief Financial and Administrative Officer and Director of Operations, Europe, Africa and Middle East Region. Mr. Hall graduated Summa Cum Laude from Boston College with a degree in Accounting and earned his Masters of Business Administration degree with honors from Stanford Graduate School of Business. Mr. Hall is a former member of the Board of Directors of Alliance G.P., LLC (the general partner of Alliance Holdings, G.P., L.P.); a former member of the Board of Directors of Alliance Resource Management G.P., LLC (the managing general partner of Alliance Resources Partners, L.P.); former director and Chairman of the Board of Integrated Electrical Services, Inc.; and a former Independent Trustee and Chairman of the Board of Trustees for American Performance Funds.
The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Hall should serve as a Director include his long history of service in senior corporate leadership positions, his significant knowledge of the construction and energy industries, and his extensive experience and expertise in complex financial and operational matters gained from his service as a Chief Financial Officer and a Chief Executive Officer.
John R. Hewitt, age 58, was appointed as President and Chief Executive Officer and as a director of the Company in May 2011. Mr. Hewitt has spent his entire career in the engineering, procurement, and construction industry. Prior to joining Matrix in May 2011, Mr. Hewitt worked for approximately 25 years for various operating businesses of Aker Solutions ASA (“Aker”) and its predecessor companies, which provide engineering and construction services, technology products, and integrated solutions to the energy and process industries worldwide. Up until his appointment with the Company, Mr. Hewitt served as Vice President of Aker Solutions, where he was responsible for providing executive oversight on major capital projects in the power and liquefied natural gas industries. He also served as President, United States Operations, Aker Solutions E&C US, Inc. from 2007 to 2009 where he was responsible for managing all construction services in North America. Prior to that, he served as President, Aker Construction Inc. where he had full profit and loss responsibility for a multi-disciplined direct hire industrial construction business operating throughout North America. Mr. Hewitt is a member of the board of directors of Junior Achievement of Oklahoma, the Tulsa Area United Way, the Tulsa Area Salvation Army and the Philbrook Museum of Art. Mr. Hewitt also serves as an executive board member of the Tulsa Regional Chamber of Commerce and as Chairman of Visit Tulsa.
As the current President and CEO of the Company, Mr. Hewitt provides a management representative on the Board of Directors with extensive knowledge of day-to-day operations. As a result, he can facilitate the Board of Directors’ access to timely and relevant information and its oversight of management’s strategy, planning and performance. In addition, Mr. Hewitt brings to the Board of Directors considerable management and leadership experience, extensive knowledge of the energy industry and our business, and significant experience with mergers and acquisitions.
John W. Gibson, age 64, has served as a director of the Company since April 2016. Mr. Gibson is currently the non-executive Chairman of the Board of ONEOK, Inc. and ONEOK Partners GP, L.L.C., the general partner of ONEOK Partners, L.P. He served as ONEOK, Inc. Chief Executive Officer from January 1, 2007, to January 31, 2014. He was appointed Chairman of the Board of ONEOK Partners GP, L.L.C. in 2007 and of ONEOK, Inc. in May 2011, and served as ONEOK, Inc. President from 2010 through 2011. He also served as Chief Executive Officer of ONEOK Partners GP, L.L.C. from 2007 until January 31, 2014, and served as President from 2010 through 2011. From 2005 until May 2006, he was President of ONEOK Energy Companies, which included natural gas gathering and processing, natural gas liquids, pipelines and storage and energy services business segments. Prior to that, he was ONEOK, Inc. President, Energy, from May 2000 to 2005. Mr. Gibson joined ONEOK in May 2000 from Koch Energy, Inc., a subsidiary of Koch Industries, where he was an Executive Vice President. His career in the energy industry began in 1974 as a refinery engineer with Exxon USA. He spent 18 years with Phillips Petroleum Company in a variety of domestic and international positions in its natural gas, natural gas liquids and exploration and production businesses. He holds an engineering degree from Missouri University of Science and Technology, formerly known as the University of Missouri at Rolla. Mr. Gibson also serves as the non-executive Chairman of the Board of ONE Gas, Inc. and as a member of the Board of Directors of BOK Financial Corporation and is a member of the Board of Trustees of Missouri University of Science and Technology.

The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Gibson should serve as a director include his service in a variety of roles of continually increasing responsibility at ONEOK, ONEOK Partners GP, L.L.C., Koch Energy, Inc., Exxon USA and Phillips Petroleum. In these roles, Mr. Gibson had direct responsibility for and extensive experience in strategic and financial planning, acquisitions and divestitures, operations, management supervision and development, and compliance. As the executive responsible for numerous merger and acquisition transactions over the course of his career, Mr. Gibson has significant experience in assessing acquisition opportunities and in structuring, financing and completing merger and acquisition transactions. Over the course of his lengthy career in a variety of sectors of the oil and gas industry, Mr. Gibson has gained extensive management and operational experience and has demonstrated a strong track record of leadership, strategic vision and risk management.
I. Edgar (Ed) Hendrix, age 72, was first elected as a director of the Company effective October 2000 and served as Chairman of the Board of Directors from March 2005 until November 2006. Mr. Hendrix served as President of Patriot Energy Resources, LLC from 2005 to 2012. Mr. Hendrix served as Executive Vice President and Chief Financial Officer of Loudfire, Inc. from 2002 to 2004. Prior to 2002, Mr. Hendrix served as Executive Vice President and Chief Financial Officer of Spectrum Field Services, Inc., and as Vice President-Treasurer for Parker Drilling, a New York Stock Exchange company engaged in worldwide oil and gas drilling and equipment services. He also was a management consultant with Ernst & Young LLP. Mr. Hendrix has an undergraduate degree from Oklahoma Christian University and a Masters of Business Administration degree from the University of Oklahoma. Mr. Hendrix is a former member of the Board of Trustees for American Performance Funds and former Chairman of the Board of Red River Energy, Inc.
The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Hendrix should serve as a Director include his long history of service in senior corporate leadership positions, his significant knowledge of the energy industry, and his extensive experience and expertise in complex financial matters gained from his service as Treasurer of a public company.
Tom E. Maxwell, age 71, was first elected as a director of the Company effective May 2003. Mr. Maxwell was Chairman of Flintco LLC ("Flintco") from January 2013 until his retirement in December of 2014. Prior to the assuming the Chairman role, he was President and CEO and a Director of Flintco for 26 years. Prior to his election as President and Chief Executive Officer, Mr. Maxwell was the Chief Financial Officer and Division President of Flintco for four years. Mr. Maxwell began his career with five years at Deloitte & Touche and was the Chief Financial Officer of a public company, Kinark Corporation, for seven years. Mr. Maxwell earned Undergraduate and Masters Degrees in Accounting at the University of Oklahoma and is a Certified Public Accountant (inactive). Mr. Maxwell is an advisory director of Commerce Bank in Tulsa, Oklahoma. In addition, Mr. Maxwell serves as a director for the Tulsa Metro Chamber of Commerce and Hillcrest Hospital, as an advisory director to Commerce Bank, and is a member of the State of Oklahoma Bond Oversight Council.
The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Maxwell should serve as a Director include his long history of service in senior corporate leadership positions and his extensive experience in the construction and energy industries, including his experience as both a CEO and CFO of a leading commercial construction contractor.
James H. Miller, age 61, has served as a director of the Company since since May 2014. Mr. Miller is currently Executive Vice President - Americas of Kvaerner U.S., a position he has held since June 2011. He is also a Director and Officer for all Kvaerner U.S. based legal and operating entities. From June 2008 through June 2011, Mr. Miller served as Chief Executive Officer & President of Aker Philadelphia Shipyard. From June 2011 to April 2014, Mr. Miller also served as Chairman of the Board for Aker Philadelphia Shipyard ASA and reassumed that position in February 2016. Before going to the shipyard, Mr. Miller was President of Aker Solutions Process & Construction Americas, where he was responsible for financial operations of seven business units which generated in excess of $1.0 billion in revenues per year. Prior to joining Aker Solutions Process & Construction Americas, Mr. Miller held the position of President of Aker Construction, Inc., which was one of the largest union construction companies in North America. Mr. Miller graduated from the University of Edinboro in Pennsylvania with a Bachelors of Arts degree.
Mr. Miller's extensive progressive leadership positions with a large multi-national industrial construction contractor have led to the conclusion that Mr. Miller should serve as a Director. Mr. Miller has significant operational experience and a thorough understanding of the challenges and risks that face industrial construction contractors. He is experienced with merger and acquisition activity, partnering with other companies, and the management of large multi-year construction projects. Mr. Miller is also knowledgeable in many of the Company's key markets including power generation and iron and steel.

Jim W. Mogg, age 67, has served as a director since August 2013. Mr. Mogg has also served on the Board of Directors of ONEOK, Inc., a publicly traded diversified energy company since July 2007 and ONEOK Partners, L.P., a publicly traded master limited partnership that operates natural gas and natural gas liquids gathering, processing, pipelines, and fractionation assets, since August 2009. Mr. Mogg served as Chairman of the Board of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, L.P., ("DCP Midstream") from August 2005 to April 2007. From January 2004 to September 2006, Mr. Mogg served as Group Vice President, Chief Development Officer and advisor to the Chairman of Duke Energy Corporation. Additionally, Duke Energy affiliates, Crescent Resources and TEPPCO Partners, LP ("TEPPCO") reported to Mr. Mogg. Mr. Mogg served as President and Chief Executive Officer of DCP Midstream, LLC from December 1994 to March 2000, and as Chairman, President and Chief Executive Officer from April 2000 through December 2003. DCP Midstream was the general partner of TEPPCO and, as a result, Mr. Mogg was Vice Chairman of TEPPCO from April 2000 to May 2002 and Chairman from May 2002 to February 2005. Mr. Mogg also serves on the Board of Directors of Bill Barrett Corporation, an exploration and production company, where he is currently the non-executive Chairman. Finally, Mr. Mogg serves on the Board of the Southwestern Oklahoma State University Foundation.
The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Mogg should serve as a Director include his long history of service in senior executive leadership positions, including as a chief executive officer and his significant knowledge of the energy industry. Mr. Mogg also brings financial expertise to the Board, including through his previous supervision of principal accounting officers, involvement in financing transactions, and his service on the audit committees of other companies. His current and previous directorships also provide Mr. Mogg with extensive corporate governance experience.
The Board of Directors recommends that the stockholders vote “For” the election of each of the above named nominees.
CORPORATE GOVERNANCE AND BOARD MATTERS
The Board of Directors and corporate management use their best efforts to adopt and implement sound corporate governance practices and believe strongly that effective corporate governance practices are an important component of their efforts to focus the entire organization on generating long-term stockholder value through conscientious, safe and ethical operations.
The Board of Directors has adopted and implemented Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all of the Company’s directors, officers (including its Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com.
Director Independence Guidelines
Pursuant to the applicable rules for companies traded on the NASDAQ Global Market System (“NASDAQ”) and the rules and regulations of the Securities and Exchange Commission (“SEC”), the Board of Directors has adopted director independence guidelines. In accordance with these guidelines, each independent director must be determined to have no relationship with the Company which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The guidelines specify criteria by which the independence of the Company’s directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm.
The Board of Directors has affirmatively determined that each of Mr. Hall, Mr. Gibson, Mr. Hendrix, Mr. Maxwell, Mr. Miller and Mr. Mogg are “independent” under the guidelines. The Board also affirmatively determined that Mr. Lackey, who is retiring from the Board at the Annual Meeting, is independent. Mr. Hewitt is not considered to be independent because of his current employment as President and Chief Executive Officer of the Company. In evaluating Mr. Miller's independence, the Board considered his indirect interest, as an executive officer of the seller, in the December 2013 acquisition of Kvaerner North American Construction. The acquisition is described in the Company's fiscal 2016 Annual Report on Form 10-K. The Board concluded that his independence was not impaired since Mr. Miller joined the Board approximately five months after the transaction closed and, subsequent to the acquisition, the companies have had no client/customer, vendor/supplier, contractor/subcontractor or other relationship that could potentially impair Mr. Miller's independent judgment.
The Board also considered Mr. Miller's familial relationships in assessing his independence. Mr. Miller's son and son-in-law are employees of Matrix North American Construction. The Board concluded that these relationships do not impair Mr. Miller's independence as neither his son nor his son-in-law hold executive officer positions within Matrix North American Construction and are several levels below the level of executive officers of Matrix Service Company.

Lastly, the Board considered Mr. Gibson's membership on the Board of Directors of BOK Financial Corporation ("BOK"). BOK serves as the Company's investment advisor on its 401(k) defined contribution plan, is a participant in the Company's senior credit facility and performs other insignificant financial services for the Company. The Company has also invested a portion of its excess cash with BOK. The Board concluded that Mr. Gibson's relationship did not impair his independence as BOK's relationship with the Company predates Mr. Gibson's appointment to the Board, Mr. Gibson played no role in BOK's engagement and plays no role in the on-going relationship.
The full text of the Company’s director independence guidelines is included in the Company’s Corporate Governance Guidelines, which is available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com.
Board Leadership Structure and Role in Risk Oversight
The Board of Directors has no policy mandating the separation of the offices of Chairman of the Board and Chief Executive Officer. However, as the oversight responsibilities of directors continues to increase, we believe it is beneficial to have an independent chairman whose sole job for the Company is leading the Board. We believe the separation of the Chairman and Chief Executive Officer roles provides strong leadership for our board, while positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees and other stakeholders.
If, in the future, the Chief Executive Officer is serving as Chairman of the Board, then the Board of Directors will name a lead director who would, among other specified responsibilities, serve as the leader of the independent directors and facilitate communication between the Chairman/CEO and the other directors.

In March of 2016, the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, temporarily increased the size of the Board from seven to eight members and appointed John W. Gibson to serve as a Board member to fill the resulting vacancy. Mr. Gibson's term commenced on April 1, 2016 and expires at the 2016 Annual Meeting. The size of the Board will revert to seven coincident with the Annual Meeting when Paul K. Lackey retires from the Board at the end of his term in accordance with the Board's retirement policy. The Board continues to have one non-independent member, the Chief Executive Officer of the Company. A number of our independent board members have served as members of senior management or as directors of other public companies. Our Audit, Compensation and Nominating and Corporate Governance Committees are comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our Board of Directors, along with the independent oversight of the board by the non-executive Chairman, benefits our Company and our stockholders.
The Audit Committee and full Board jointly oversee the Company’s risk management processes. The Audit Committee receives regular reports from management regarding the Company’s assessment of risks. In addition, the Audit Committee and the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.
Meetings and Committees of the Board of Directors
The Company’s Board of Directors met seven times during fiscal year 2016. The Board has three standing committees – the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of the members of each of the committees qualifies as an “independent director” under the NASDAQ listing standards. During fiscal 2016, each director attended a minimum of 75% of the total number of meetings of the Board and of the total number of meetings held by all committees of which he was a member.
The Company’s Corporate Governance Guidelines provide that each director is expected to attend the annual meetings of stockholders of the Company. All of the members of the Company’s Board of Directors attended the 2015 annual meeting.

Audit Committee

Director	Fiscal 2016 Committee Service
I. Edgar Hendrix, Chairman	Served all of fiscal 2016
Paul K. Lackey, Member	Served all of fiscal 2016
Tom. E. Maxwell, Member	Served all of fiscal 2016
Jim W. Mogg, Member	Served all of fiscal 2016
John W. Gibson	Served in the fourth quarter of fiscal 2016 (a)
(a) John W. Gibson was appointed to the Board of Directors and Audit Committee effective April 1, 2016.
The Audit Committee assists the Board of Directors in monitoring the integrity of the financial statements of the Company, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm and the Company’s compliance with legal and regulatory requirements. In carrying out these purposes, the Audit Committee, among other things, appoints, evaluates and approves the compensation of the Company’s independent registered public accounting firm, reviews and approves the scope of the annual audit and the audit fee, pre-approves all auditing services and permitted non-audit services, annually considers the qualifications and independence of the independent registered public accounting firm, reviews the results of internal audits, compliance with certain of the Company’s written policies and procedures and the adequacy of the Company’s system of internal accounting controls, prepares the Audit Committee report for inclusion in the annual proxy statement and annually reviews the Audit Committee charter and the committee’s performance. The Audit Committee has also established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters. The Audit Committee operates under a written charter. A copy of the Audit Committee Charter is available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com. The Audit Committee held five meetings during fiscal 2016.
Compensation Committee

Director	Fiscal 2016 Committee Service
Paul K. Lackey, Chairman	Served all of fiscal 2016
I. Edgar Hendrix, Member	Served all of fiscal 2016
Tom E. Maxwell, Member	Served all of fiscal 2016
Jim W. Mogg, Member	Served all of fiscal 2016
John W. Gibson	Served in the fourth quarter of fiscal 2016 (a)
(a) John W. Gibson was appointed to the Board of Directors and Compensation Committee effective April 1, 2016.
The Compensation Committee’s functions include reviewing and approving executive salary, bonus, long-term incentive awards and other benefits. In addition, the Compensation Committee, in conjunction with the Board of Directors, reviews the Company’s strategic and financial plans to determine their relationship to the Company’s compensation program. Additional information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.
The Compensation Committee operates under a written charter. The Company has made a copy of its Compensation Committee Charter available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com. The Compensation Committee held five meetings during fiscal 2016. The Compensation Committee has no authority under its charter to delegate some or all of its authority to subcommittees or other persons and it has no current plans to do so.
Compensation Committee Interlocks and Insider Participation
During fiscal 2016, the Compensation Committee was composed of I. Edgar Hendrix, Paul K. Lackey, Tom E. Maxwell, Jim W. Mogg, and John W. Gibson, all of whom are non-employee directors of the Company. During fiscal 2016, none of the Company’s executive officers served on the Board of Directors or on the Compensation Committee of any other entity who had an executive officer that served either on the Company’s Board of Directors or on its Compensation Committee.

Nominating and Corporate Governance Committee

Director	Fiscal 2016 Committee Service
Tom E. Maxwell, Chairman	Served all of fiscal 2016
I. Edgar Hendrix, Member	Served all of fiscal 2016
Paul K. Lackey, Member	Served all of fiscal 2016
Jim W. Mogg, Member	Served all of fiscal 2016
John W. Gibson	Served in the fourth quarter of fiscal 2016 (a)
(a) John W. Gibson was appointed to the Board of Directors and Nominating and Corporate Governance Committee effective April 1, 2016.
The Nominating and Corporate Governance Committee was established to assist the Board in identifying qualified individuals to become directors of the Company, recommend to the Board qualified director nominees for election by the stockholders or to fill vacancies on the Board, recommend to the Board membership on Board committees, recommend to the Board proposed Corporate Governance Guidelines and report annually to the Board on the status of the CEO succession plan. The Nominating and Corporate Governance Committee operates under a written charter. The Company has made a copy of its Nominating and Corporate Governance Committee Charter available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com. The Nominating and Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. The Nominating and Corporate Governance Committee held four meetings during fiscal 2016.
Director Nomination Process
The Nominating and Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability to address the director qualifications discussed below.
The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee considers various potential candidates. Candidates may come to the attention of the Committee through current directors, senior management, professional search firms, stockholders or other persons.
Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination involves an evaluation of the candidate against the qualifications set forth in the Corporate Governance Guidelines, which require broad experience, wisdom, integrity, the ability to make independent analytical inquiries, an understanding of the Company’s business environment and a willingness to devote adequate time to Board duties, including service on no more than four other public company boards.
The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Although the Committee may also consider other aspects of diversity, including geographic, gender, age and ethnic diversity, these factors are not a prerequisite for any prospective nominee. Consequently, while the Committee evaluates the mix of experience and skills of the Board of Directors as a group, the Committee does not monitor the effectiveness of its policies with respect to geographic, gender, age or ethnic diversity.
The Committee also assesses the candidate’s qualifications as an “independent director” under the NASDAQ’s current director independence standards and the Company’s director independence guidelines. If the Committee determines that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee designates, after consultation with the CEO, which candidates are to be interviewed. After completing its evaluation, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board and the Board determines the nominees after considering the recommendation of the Committee.

Holders of common stock wishing to recommend a person for consideration as a nominee for election to the Board can do so in accordance with the Company’s Bylaws by giving timely written notice to Kevin S. Cavanah, Secretary of Matrix Service Company, at 5100 East Skelly Drive, Suite 500, Tulsa, Oklahoma 74135. In order to be considered timely, a stockholder’s notice of proposal must be delivered not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The written notice should give each such nominee’s name, address, appropriate biographical information, a description of all arrangements or understandings between the stockholder and each such nominee and any other person or persons (naming such person or persons), relating to such nominee’s service on the Board of Directors, if elected, as well as any other information that would be required in a proxy statement. Any such recommendation should be accompanied by a written statement from the person recommended, giving his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. The written notice should also be accompanied by a completed and signed written representation and agreement (executed by the nominee in the form provided by the Secretary of the Company upon written request) that such person:

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is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law;

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is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Company; and

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would be in compliance, if elected as a director, and will comply with, applicable law and all applicable publicly disclosed corporate governance, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines of the Company.

The written notice must also set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

•	the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner;

•	the class and number of shares of capital stock of the Company that are owned beneficially and held of record by such stockholder and such beneficial owner; and

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the disclosure of any short positions or other derivative positions relating to the Company’s shares of such stockholder and such beneficial owner, such information to be updated to reflect any material change in such positions through the time of the annual meeting.

Executive Sessions
Executive sessions of the Board of Directors are held periodically. The sessions are chaired by the independent, non-executive Chairman of the Board. Any non-management director may request that an additional executive session be scheduled. Executive sessions of the independent directors are held on an as needed basis.
Communications with the Board of Directors
The Board of Directors provides a process by which stockholders and other interested parties may communicate with the Board or any of the directors. Stockholders and other interested parties may send written communications to the Board of Directors or any of the directors at the following address: Board of Directors of Matrix Service Company c/o Matrix Service Company, 5100 East Skelly Drive, Suite 500, Tulsa, Oklahoma 74135. Stockholders and other interested parties may also contact the Board or any of the directors via the Company’s online submission form by clicking on the “Contact the Board” link included on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com. All communications will be compiled by the Company’s Corporate Secretary and submitted to the Board or the individual director on a periodic basis.

Equity Ownership Guidelines for Directors
Each non-employee director is strongly encouraged to have a significant investment in the Company. The Company’s Stock Ownership Guidelines for Directors, which were revised in August 2014, require each non-employee director own a number shares of our common stock equal to five times the annual cash retainer. For purposes of determining the guideline, the cash retainer does not include fees earned as Chairman of the Board or as Chairman of the Audit, Compensation or Nominating and Corporate Governance committees. The following types of equity can be used to satisfy the stock ownership requirements:

(1)	shares owned separately by the director or owned either jointly with, or separately by, immediate family members residing in the same household;

(2)	shares held in trust for the benefit of the director or his immediate family members;

(3)	shares purchased in the open market;

(4)	shares purchased through the Company’s Employee Stock Purchase Plan;

(5)	vested and unvested time-based restricted stock or restricted stock units;

(6)
unvested performance or market based restricted stock or restricted stock units but only to the extent that the Company recognizes compensation expense with respect to such restricted stock or restricted stock units;

(7)	in-the-money vested unexercised stock options; and

(8)	any phantom shares held on behalf of a director under the Board’s deferred compensation plan.
Existing directors have five years from the August 2014 date of adoption or revision of the guidelines to attain this level of ownership. Directors elected or appointed after the date of the adoption of the Stock Ownership Guidelines will have five years from the date of their election or appointment to the Board to attain this level of ownership. Furthermore, once the guidelines are met, the directors will remain in compliance with the stock ownership guidelines if a drop in the Company's stock price causes the director's ownership level to drop below five times the annual retainer so long as the director has not sold any shares subsequent to passing the ownership test. All of the non-employee directors with the exception of Mr. Jim W. Mogg, who was appointed in August 2013, Mr. James H. Miller, who was appointed in May 2014, and Mr. John W. Gibson, who was appointed in April 2016, currently satisfy the requirements.
Since Mr. Hewitt is the Chief Executive Officer of the Company, he must comply with the Equity Ownership Guidelines for Executive Officers, which are discussed in this proxy statement under the caption “Equity Ownership Guidelines.”
DIRECTOR COMPENSATION
General
Management directors receive no additional compensation for service on the Board of Directors or any committee thereof. Directors of the Company are reimbursed for out-of-pocket expenses incurred in attending the Board of Directors and committee meetings.
The elements of our non-employee director compensation consist of cash and equity. Our objective with director compensation is to position ourselves to attract and retain individuals with relevant business and leadership backgrounds and experience by providing a competitive package of cash and equity compensation.
Total compensation for the Company’s non-employee directors is determined in a manner similar to that for executives, which is described under the caption “Compensation Discussion and Analysis.” The Compensation Committee of the Board of Directors (the “Committee”) engages a third party compensation consultant to periodically review director compensation and make recommendations. The Committee reviews comparative data from the outside consultant and makes recommendations to the full Board for approval.
Director compensation is generally reviewed on a bi-annual basis. In August 2014, the Committee engaged a third party compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to conduct a market study of director compensation. Meridian obtained comparative data using published compensation surveys and proxy analysis of selected companies similar in size, location and industry. The companies included in the survey are consistent with those that we use to review executive compensation.

Based on the consultant’s findings and recommendations, the Committee concluded that total annual compensation of $150,000 for directors, exclusive of retainers for services as a committee chair or Chairman of the Board, was slightly below the median amount. Since the compensation was below the median and is reviewed only on a bi-annual basis, the Compensation Committee approved an increase of the annual compensation to $170,000. The Committee reiterated that the objective of director compensation is to provide both a short-term cash component and a long-term equity component that aligns the interests of directors with those of our stockholders through stock ownership. Therefore, the Committee recommended that the relative values of the equity component and cash component should continue to be equal. The Committee also concluded that the form of equity compensation remain unchanged and should continue to be time-based restricted stock units (“RSUs”) that cliff vest on the earlier of three years after the grant date or the directors' departure from the Board for any reason. The Committee also concluded that retainers for other Board duties are appropriate and should remain at the following amounts:

Retainer	Amount ($)
Audit Committee Chair	15,000
Compensation Committee Chair	10,000
Nominating and Corporate Governance Committee Chair	7,500
Chairman of the Board	50,000
The Board of Directors also has a Deferred Fee Plan which allows directors to defer all or a portion of their cash compensation with interest. The effective interest rate for the subsequent calendar year is researched and approved by the Committee at the regularly-scheduled meeting each November. For fiscal 2016, the average interest rate was 5.0%. Non-employee directors are also permitted to invest their cash retainer in Company common stock through the Company’s 2011 Employee Stock Purchase Plan (“ESPP”). Investment through the ESPP is limited to $60,000 per calendar year.
Director Compensation
The compensation earned by each director in fiscal 2016 is summarized in the table below:

Name (1)	Fees Earned or Paid in Cash ($) (2)		Restricted Stock Awards ($) (3)	Stock Option Awards ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($)	Total ($)
Michael J. Hall	135,000		82,189	—	10,477	—	227,666
I. Edgar Hendrix	100,000		82,189	—	7,041	—	189,230
Paul K. Lackey	95,000		82,189	—	10,183	—	187,372
Tom E. Maxwell	92,500		82,189	—	9,962	—	184,651
Jim W. Mogg	85,000		82,189	—	4,378	—	171,567
James H. Miller	85,000		82,189	—	385	—	167,574
John W. Gibson	21,250	(6)	—	—	—	—	21,250

(1)
John R. Hewitt is not included in this table since he is a current employee and thus received no compensation for his service as a director. The compensation received by Mr. Hewitt as an employee is shown in the Summary Compensation Table for our Named Executive Officers.

(2)
Includes retainer fees earned in the fiscal year but paid subsequent to the completion of the fiscal year and fees earned in the fiscal year but deferred under the Deferred Fee Plan for members of the Board of Directors of Matrix Service Company. Mr. Hall deferred $135,000 in fees, Mr. Hendrix deferred $70,000 in fees, Mr. Lackey deferred $95,000 in fees, Mr. Maxwell deferred $92,500 in fees, Mr. Mogg deferred $85,000 in fees, and Mr. Miller deferred $63,750 in fees. Mr. Gibson did not defer any fees and received 25% of his full year fee of $85,000 since he was appointed to the Board of Directors effective April 1, 2016. The Deferred Fee Plan is discussed in note (5) below.

(3)
The amounts shown represent the grant date fair value for awards granted during the period determined in accordance with the applicable accounting guidance for equity-based awards. For further information on the valuation of these awards, see Notes 1 and 10 to the Consolidated Financial Statements included in our fiscal 2016 Annual Report on Form 10-K. The shares granted was determined by dividing the target value of $85,000 by the average share price over 20 days ending five days prior to the grant date. For services provided as a member of the Board of Directors, each non-employee director received an award of 3,661 RSUs with a grant date fair value of $82,189. As of June 30, 2016, Mr. Hall, Mr. Hendrix, Mr. Lackey, Mr. Maxwell and Mr. Mogg each had 11,990 unvested RSUs and Mr. Miller had 9,105 unvested RSUs.

(4)	There were no stock option awards granted to non-employee directors in fiscal 2016 and no options outstanding at June 30, 2016.

(5)
A non-employee director may defer all or part of director fees earned into the Deferred Fee Plan for Members of the Board of Directors of Matrix Service Company (the “Deferred Fee Plan”). Under the Deferred Fee Plan, directors are allowed to defer fees and earn interest. The amounts shown represent interest earned under the plan in excess of a market rate. For fiscal 2016, the market rate for the deferrals was 2.58% as compared to the actual average rate paid of 5.0%.

(6)	Mr. Gibson's fees were earned beginning on April 1, 2016, the effective date of his appointment, through the Company's fiscal year end of June 30, 2016.

AUDIT COMMITTEE MATTERS
Report of the Audit Committee of the Board of Directors
The Audit Committee oversees the Company’s financial reporting process, including the system of internal controls, on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the associated system of internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board standards and to issue a report thereon. The Audit Committee monitors these processes. The Audit Committee’s role does not provide any special assurance with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm. As part of its oversight responsibilities, the Audit Committee has:

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reviewed and discussed with the Company’s internal auditors and independent registered public accounting firm, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting;

•	reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements as of and for the year ended June 30, 2016;

•	discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16 of the Public Company Accounting Oversight Board; and

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received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2016 for filing with the Securities and Exchange Commission. The Audit Committee, subject to ratification by the stockholders, has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2017.
The Audit Committee is governed by a written charter. The Board of Directors has determined that the members of the Audit Committee are independent and financially literate as defined by the applicable standards. The Board has also determined that I. Edgar Hendrix qualifies as a financial expert as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.
Members of the Audit Committee:
I. Edgar Hendrix, Audit Committee Chairman
Paul K. Lackey, Audit Committee Member
Tom E. Maxwell, Audit Committee Member
Jim W. Mogg, Audit Committee Member
John W. Gibson, Audit Committee Member

Fees of Independent Registered Public Accounting Firm
Fees billed for audit services in fiscal 2016 and 2015 include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, the audit of our internal controls, and services performed in connection with other filings with the SEC.

	Deloitte & Touche LLP
	Fiscal 2016	Fiscal 2015
Audit Services	$1,330,387	$1,600,478
Other Services	—	—
Total	$1,330,387	$1,600,478
Audit Committee Pre-Approval Policy
The Audit Committee’s policy is to pre-approve all audit, audit-related, tax and permissible non-audit services provided by the independent registered public accounting firm on a periodic basis up to a specified dollar amount in order to assure that the provision of such services does not impair the auditor’s independence. If the dollar amount of any anticipated services is expected to exceed the predetermined limit, pre-approval of the Audit Committee is required.
PROPOSAL NUMBER 2:
Ratification of Selection of Independent Registered Public Accounting Firm
Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee of the Board of Directors of the Company has been charged with the exclusive power and authority to engage or terminate the independent registered public accounting firm. The Audit Committee of the Board of Directors has engaged the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2017. Deloitte & Touche LLP has served as independent auditors for the Company since January 2006.
A proposal will be presented at the annual meeting asking the stockholders to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.
The affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting is required for the adoption of this proposal. The Board of Directors recommends that the stockholders vote “For” ratification of Deloitte & Touche LLP’s engagement.
A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions from those attending the meeting.
EXECUTIVE OFFICER INFORMATION
Executive Officer Biographies
In addition to Mr. Hewitt, the Company’s President and Chief Executive Officer, who serves on the Board of Directors and whose biographical information is set forth under the caption, “Nominated Director Biographies,” the executive officers of the Company are:
Joseph F. Montalbano, age 67, has served as Vice President and Chief Operating Officer since May 2008. From 2002 to 2008, Mr. Montalbano served as Senior Vice President – Senior Project Director Energy Sector of Black & Veatch, where he was responsible for all construction projects under his direction. Prior to working at Black & Veatch, from 1972 to 2002 Mr. Montalbano served numerous project management roles with a national construction firm serving the energy sector. Mr. Montalbano holds a Bachelor of Science degree in Electrical Engineering and a Masters of Science degree in Electrical Engineering from Polytechnic Institute of Brooklyn. He earned a Masters in Business Administration degree from New York Institute of Technology and is registered as a Professional Engineer in multiple states.

Kevin S. Cavanah, age 52, has served as Vice President – Finance, Chief Financial Officer and Secretary for the Company since December 2010. Mr. Cavanah served as Vice President, Accounting and Financial Reporting for the Company from August 2007 to December 2010 and as Controller from April 2003 to December 2010. Prior to joining the Company, Mr. Cavanah served as an Accounting Manager for Williams Communications from 2001 to 2003 and as an Accounting Manager for The Williams Companies, Inc. from 1998 to 2001. Prior to joining The Williams Companies, Inc., Mr. Cavanah served as an Audit Manager for Ernst & Young, LLP. Mr. Cavanah has a Bachelor of Science in Business Administration degree in Accounting from the University of Arkansas.
James P. Ryan, age 61, has served as President, Matrix Service Inc., one of the Company's principal operating subsidiaries, since August 2005. He previously served the Company as Chief Operating Officer from October 2004 to August 2005 and as Vice President of Matrix Service Inc. from October 1999 to October 2004. Prior to joining the Company, Mr. Ryan worked for Gibraltar Construction Company from January 1993 to September 1999 providing construction management services. Previous employers include MW Kellogg, Kiewit Industrial Company and Hoffman Construction Company. Mr. Ryan also previously provided independent consulting services to the power industry. Mr. Ryan graduated from Purdue University with a degree in Civil Engineering.
Jason W. Turner, age 45, has served as President, Matrix North American Construction, since December 2013. He previously served as Vice President, Corporate Development and Treasurer for Matrix Service Company from August of 2012 to December 2013 and as Vice President and Treasurer from May 2010 to August 2012. Prior to that, Mr. Turner served as Director of Finance for Matrix Service Company from March 2006 to May 2010. Prior to joining the Company, Mr. Turner served as Vice President Credit Products Officer for Bank of America. From May 1996 to February 2005, Mr. Turner held various positions with Gemstar-TV Guide including Vice President of Finance for TV Guide Networks. Prior to 1996, Mr. Turner worked for the Federal Reserve Bank and in commercial banking. Mr. Turner has a Bachelor of Science Degree in Finance from Oklahoma State University and an MBA from the University of Tulsa. Mr. Turner is a member of the YPO and is currently serving on the Jenks Public School Foundation Board.
Nancy E. Austin, age 49, has served as Vice President, Strategic Services and Administration for the Company since August 2016 and Vice President, Human Resources from January 2006 to August 2016. Mrs. Austin served as Director of Human Resources from September 2000 to January 2006. Prior to joining the Company, Mrs. Austin worked for TV Guide, Samson Resources and Villareal & Associates specializing in human resource management, employee relations, and consulting. Mrs. Austin holds a Bachelor of Science degree in Political Science from Oklahoma State University and is a certified Professional in Human Resources. She is also a member of the Society for Human Resource Management and World-at-Work.
Rick J. Bennett, age 51, joined the Company as Vice President and Chief Information Officer in October 2014. Prior to joining Matrix, Rick served ten years as the Chief Information Officer at T.D. Williamson based in Tulsa, Oklahoma. Prior to that, he held leadership positions in information technology at Blue Cross Blue Shield of Oklahoma, Blakely Crop Hail Insurance, National Farmers Organization, Taylor Ball Construction Management and The Principal Financial Group. Mr. Bennett holds an Executive Certificate from the Massachusetts Institute of Technology (MIT) Sloan School of Management, a Bachelor of Business degree with emphasis in Management Information Systems from Western Illinois University, and is currently pursuing his Masters of Energy Business degree at the University of Tulsa.  Early in his career he served in the United States Navy as an Interior Communications Electrician.
Justin D. Sheets, age 38, has served as Vice President, Legal and Risk Management since October of 2014. Mr. Sheets has also served as the Corporate Compliance Officer since September of 2015. From July 2013 to October 2014, Mr. Sheets served as Senior Director, Legal and Risk Management. Between November 2011 and July of 2013, Mr. Sheets served as Director, Risk Management and from June 2010 until November of 2011, Mr. Sheets served as Staff Counsel. Mr. Sheets began his career with Matrix Service Company in 2002. From 2002 to 2008 and since 2010, Mr. Sheets served in a variety capacities of increasing responsibility. Mr. Sheets provided consulting services to the Company between 2008 and 2010 while he also consulted with Conway, McKenzie and Dunleavy representing construction clients with a primary focus on mergers and acquisitions, restructuring and liquidations. Mr. Sheets holds a Bachelor of Science Degree in Environmental Health and Safety Sciences from Indiana State University and a Juris Doctorate from the University of Tulsa and is licensed to practice law in the State of New Jersey.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This Compensation Discussion and Analysis explains our compensation philosophy, objectives and practices in place for our President and Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our other named executive officers (collectively, the “Named Executive Officers”) during fiscal 2016. Compensation for our Named Executive Officers is determined by the Compensation Committee of the Board of Directors (the “Committee”) and is supported by market data and advice from their independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”).
There were no changes to the Company's Named Executive Officers in fiscal 2016. They continue to be the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer and the presidents of the Company's two major operating companies.
Fiscal 2015 operating results were adversely affected by recorded charges on an acquired EPC joint venture project that reduced operating income by $53.4 million and after tax income attributable to Matrix Service Company by $18.3 million. The charges were recorded in the second fiscal quarter ended December 31, 2014 and the third fiscal quarter ended March 31, 2015 and are more fully discussed in Note 3 - Customer Contracts, included in the Company's fiscal 2015 Annual Report on Form 10-K. These charges had a direct negative impact on the fiscal 2016 adjustments to base salaries of the Named Executive Officers and also had a significant impact on the amount earned with respect to the fiscal 2015 cash-based long-term incentive award, which was based on the Company's Average Return on Invested Capital for fiscal 2015 and 2016.
Summarized below are the highlights of key decisions and actions taken regarding the compensation of our Named Executive Officers in fiscal 2016. These actions were approved by the Compensation Committee, with advice from Meridian and are consistent with our stated compensation philosophy.

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Base Salaries: Consistent with normal practice, the Committee reviewed Named Executive Officer compensation at the August 2015 meeting. In determining base salary adjustments, the Committee considered many factors including market data previously provided by Meridian and the Company' financial performance in fiscal 2015 caused by the acquired EPC joint venture project charges discussed above. Based on these factors, the Committee chose not to provide base salary increases for the CEO, CFO, COO and one operating company president. The Committee approved a 7% base salary increase for the other operating company president whose operating company achieved record fiscal 2015 financial results.

•
Fiscal 2016 Short-Term Incentive Summary: The Committee made no changes to the target bonus opportunity as a percentage of base compensation for the Named Executive Officers. The fiscal 2016 plan metrics were based on the achievement of various financial and safety goals. The achievement of the financial goals determine 85% of the payout while the achievement of the safety goals determine the remaining 15%. In addition, the Company must earn 50% of its budgeted pre-tax operating income before any bonuses are paid with respect to financial targets. The Company did achieve in excess of 50% of budgeted pre-tax operating income but did not achieve threshold performance at either the operating company or consolidated level. Therefore, no financial bonuses were earned. Based on established safety criteria, each Named Executive Officer earned safety based short-term incentives between Target and Maximum levels.

•
Fiscal 2015 Cash-Based Long-Term Incentive Award Payout: The cash-based portion of the fiscal 2015 long-term incentive award was based on the Return on Average Invested Capital for fiscal 2015 and fiscal 2016. The acquired EPC joint venture project charges reduced the fiscal 2015 Return on Invested Capital to 8.3% and the fiscal 2016 Return on Invested Capital was 13.0%. This financial performance resulted in an average Return on Invested Capital of 10.7% which is below the threshold level; therefore, no payout was earned.

•	The long-term incentive, or LTI, awards for fiscal 2016 were comprised of the following:

◦	One-third of the award consisted of service-based restricted stock units (“RSUs”). Restrictions on the RSUs lapse in four equal annual installments;

◦
One-third of the award consisted of performance units. Award recipients may receive anywhere from zero to two shares of our common stock for each performance unit on the third anniversary of the date of the award depending on the Company’s relative Total Shareholder Return in comparison to the performance of a peer group of companies.

◦
One-third of the award consisted of a cash-based long-term incentive award. The payout for the cash-based LTI award will range from zero to 150% of the target payout and is based on the Company’s Average Return on Invested Capital for fiscal years 2016 and 2017.

Compensation Philosophy and Objectives
We are focused on building and maintaining a sustainable business model that consistently delivers superior returns to our stockholders. To be successful, we must attract, retain and motivate key talent to provide the needed leadership capabilities to develop and execute our business strategy. Our compensation philosophy and approach is designed to support these objectives.
Our compensation philosophy is to provide the opportunity for outstanding compensation when superior performance is demonstrated. This pay-for-performance philosophy is reflected in each aspect of the compensation package for executive officers and other management team members. All components of compensation for executive officers and key management are reviewed periodically to ensure consistency with our compensation philosophy and to verify that the overall level of compensation is competitive. We use the following principles in the design and administration of our executive compensation program:

•
Competitiveness – Our compensation programs are designed to ensure we can attract, motivate and retain the talent needed to lead and grow the business. Targets for base salary, short-term and long-term compensation are generally based on median (50th percentile) market levels.

•
Support Business Objectives, Strategy and Values – Ultimately our compensation program is designed to drive the achievement of short and long-term business objectives, support the creation of long-term value for our stockholders, and promote and encourage behavior consistent with our core values and guiding principles.

•
Pay for Performance – While we establish target pay levels at or near the median or 50th percentile market levels for target level performance, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, performance that does not meet expectations is not rewarded.

•	Individual Performance – In addition to company-wide, business unit and operating unit measures, our programs emphasize individual performance and the achievement of personal objectives.

•
Integrated Approach – We look at compensation in total and strive to achieve an appropriate balance of immediate, annual and long-term compensation components, with the ultimate goal of aligning executive compensation with the creation of long-term stockholder value.

Our executive compensation program is administered by the Committee. The role of the Committee is to provide oversight and direction to ensure the establishment of executive compensation programs that are competitive in nature, enable us to attract top talent, and align the interests of our executive officers and our stockholders.
The Committee is supported by our Vice President, Strategic Services and Administration in the design, review and administration of our executive compensation programs. The Committee engaged Meridian to evaluate executive officer compensation and Company practices in relation to other companies and to provide associated recommendations.

The CEO considers all relevant information and provides recommendations to the Committee regarding compensation for review, discussion and approval for all executive officers with the exception of himself. The Committee establishes CEO compensation. The Committee reviews the performance and approves the compensation of the executive officers based on the CEO’s recommendations, and then reviews the performance and establishes appropriate compensation for the CEO in executive session without the CEO present.
In implementing our compensation philosophy, the Committee also compares our CEO’s total compensation to the total compensation of the other Named Executive Officers. However, the Committee has not established a targeted level of difference between the total compensation of the CEO and the median total compensation level for the next lower tier of management. The Committee also considers internal pay equity among the other Named Executive Officers, and in relation to the next lower tier of management, in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those officers.

Committee Consideration of the 2015 Stockholder Vote on Executive Compensation

We conducted our advisory vote on executive compensation last year at our 2015 annual meeting. While this vote was not binding on us, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means of expressing their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. The Committee values the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our Named Executive Officers, we will consider our stockholders’ concerns, and the Committee will evaluate whether any actions are necessary to address those concerns.

The Committee has reviewed the voting results from the advisory vote on executive compensation (commonly known as a say-on-pay proposal) conducted at our 2015 annual meeting of stockholders. At this meeting, more than 96% of the votes cast on the say-on-pay proposal were in favor of our Named Executive Officers' compensation as disclosed in the proxy statement for that meeting. The Committee determined that, given the high level of support, no changes to our executive compensation policies and decisions were necessary based on last year’s voting results. The Committee intends to continue making executive compensation decisions with a focus on aligning pay with performance and promoting stockholder value.
Key Elements of Executive Compensation
The primary elements of our executive compensation program include:

•	Base Pay;

•	Annual/Short-Term Cash Incentive Compensation;

•	Long-Term Incentive Compensation;

•	Other Benefits; and

•	Change of Control Agreements.
The Compensation Committee engages a compensation consultant on a bi-annual basis to ensure that the Company's compensation package is consistent with that of its competitors. The Committee engaged Meridian in August of 2014 to evaluate the mix of targeted compensation and the other types of programs that we offer. Meridian was engaged exclusively by the Committee and does not provide other services to the Company or senior management. The Committee has assessed the independence of Meridian pursuant to SEC rules and concluded that Meridian's work for the Committee does not raise any conflict of interest.
In fiscal 2015, the Committee evaluated the competitiveness of the compensation package offered to our executives in both form and structure. Meridian’s executive compensation practices analysis included a review of general industry survey data and of proxy information for the following companies:

Quanta Services Inc.	Aegion Corp.
Emcor Group Inc.	Layne Christensen Co.
MasTec Inc.	MYR Group Inc.
Tutor Perini Corp.	Pike Electric Corp.
Babcock & Wilcox Co.	Team Inc.
McDermott International Inc.	Hill International, Inc.
Granite Construction, Inc.	Mistras Group Inc.
Willbros Group, Inc.	Sterling Construction Co. Inc.
Primoris Services Corporation	Furmanite Corp.
Dycom Industries Inc.
Base Pay
Base pay is the foundation of our executive compensation package. Our practice in establishing executive base pay, and that for other managers and employees, is to determine the market median or “50th percentile” among comparable companies. This data was obtained through Meridian. Base pay is then established based on the Named Executive Officer’s responsibilities, role in the organization, level and type of work experience, and individual and business performance. We expect to continue to engage a compensation consultant to review and provide competitive market pay data on no less than a bi-annual basis.

We utilize a market-based job evaluation system to establish and ensure equitable, competitive pay levels throughout the organization. Salary grades and ranges are established by evaluating positions based on the external market data and internal equity. All of our employees, including the Named Executive Officers, are assigned to a salary grade. Broad ranges of salary are associated with each grade.
Base pay and salary grade also play a factor in determining other short- and long-term incentive compensation awards. Short-term target incentive awards are a percentage of base salary and long-term incentives are based on a Named Executive Officer’s salary grade.
Consistent with the Committee's normal practice of reviewing executive compensation, Meridian's observations and recommendations regarding the competitiveness of executive compensation were presented to the Committee at the August 2014 meeting. The Committee made salary adjustments, which were based on the Company's compensation philosophy of competitiveness and individual and business performance. A study was not performed in connection with the August 2015 meeting. Accordingly, salary adjustments were based primarily on the Company's 2015 financial performance, which was adversely impacted by recorded charges on an acquired EPC joint venture project that reduced operating income by $53.4 million and after tax income attributable to Matrix Service Company by $18.3 million. The charges were recorded in the second fiscal quarter ended December 31, 2014 and the third fiscal quarter ended March 31, 2015 and are more fully discussed in Note 3 - Customer Contracts, included in the Company's fiscal 2015 Annual Report on Form 10-K.
Based on the Company’s fiscal 2015 financial performance, which was negatively impacted by the project charges discussed above, the Committee provided for no increase to the base salaries of Messrs. Hewitt, Montalbano, Cavanah and Turner. Their fiscal 2016 base salaries were as follows:

•	John R. Hewitt - Chief Executive Officer: $750,000

•	Joseph F. Montalbano - Chief Operating Officer: $472,500

•	Kevin S. Cavanah - Chief Financial Officer: $417,450

•	Jason W. Turner - President Matrix North American Construction: $344,100

In light of the record financial performance of Matrix Service Inc., the operating subsidiary for which Mr. Ryan serves as President, Mr. Hewitt recommended and the Committee approved a salary increase of 7%, to $383,226, effective September 1, 2016.
Annual/Short-Term Incentive Compensation
Our annual/short-term incentive compensation plan is designed to offer the opportunity for substantial annual cash incentive awards for delivering outstanding performance. Rewards under our short-term incentive compensation plan are based on overall company, business unit and individual performance, as compared to pre-established objectives that are tied to enhancement of stockholder value. Our short-term incentive compensation objectives are designed to:

•	support and drive performance toward achieving our strategic objectives;

•	emphasize overall company and business unit performance in the structuring of reward opportunities;

•	motivate and reward superior performance; and

•	provide incentive compensation opportunities that are competitive with the industry.
The base calculation of incentives is generally tied to objective measures for financial and safety performance. Incentives for executive officers below the CEO in the form of targeted percentages of base salary are recommended by the CEO and reviewed and approved by the Committee, which is free to reject or revise the CEO’s recommendations. The targeted incentive compensation percentage of base salary for the CEO is determined solely by the Committee in executive session, without the CEO present.
For fiscal year 2016, the Committee approved, at the August 2015 meeting, the following key provisions of the annual/short-term incentive compensation plan:

•
If 50% of budgeted fiscal 2016 pre-tax operating income is not achieved, the Committee is not obligated to make any payments relating to financial metrics under the plan. Payouts relating to safety metrics may be earned regardless of financial performance.

•	Incentives would be weighted at 85% for performance against financial metrics and 15% for performance against safety metrics.

•	Safety incentives would be based on the following:

▪	Total Recordable Incident Rate, or “TRIR”;

▪	quality and depth of the investigation of safety incidents; and

▪	implementation of corrective actions identified in safety audits.

•	Financial incentives would be based on the following:

▪	operating income; and

▪	Return on Invested Capital, or “ROIC”.

•	Payout of short-term incentives for Messrs. Hewitt, Montalbano and Cavanah in respect to all of the safety and financial metrics would be based solely on the Company’s consolidated performance.

•	Payout of short-term incentives for Messrs. Ryan and Turner are based on a combination of the Company's consolidated performance and the performance of the applicable operating company.

•	Once the Committee approved the incentive metrics, Threshold, Target and Maximum levels of performance were defined.

•
Target short-term payouts for fiscal 2016 were established for each of the Named Executive Officers and were unchanged from fiscal 2015. Mr. Hewitt's target remained at 100% of his base salary, Messrs. Montalbano's and Cavanah's targets remained at 65% of their respective base salaries and Messrs. Ryan's and Turner's targets remained at 60% of their respective base salaries.

Incentive targets for the Named Executive Officers are as follows:

•	Safety performance targets, which represent 15% of the total incentive opportunity, were established based on the safety criteria discussed above. The specific criteria were as follows:

	Threshold	Target	Maximum
TRIR	0.70	0.60	0.37
Quality and depth of the investigation of safety incidents	70.0%	80.0%	90.0%
Safety audit corrective action implementation	70.0%	80.0%	90.0%

•
The financial incentive tied to pre-tax operating income represents 75% of the total bonus opportunity for the Named Executive officers. The specific pre-tax operating income criteria at the consolidated level were as follows: Threshold - $54.1 million, Target - $70.3 million, Maximum - $84.4 million. Incentives for Mr. Ryan and Mr. Turner were tied in part to the Company's consolidated pre-tax operating income and in part to the pre-tax operating income of their respective operating companies.

•
Ten percent of the total bonus opportunity is tied to the achievement of ROIC. The specific criteria are as follows: Threshold - 16.0%; Target - 18.0%; and Maximum - 20.0%. The incentive attributable to ROIC is measured at the consolidated level for all Named Executive Officers.

The Committee evaluated actual results in each category against the safety and performance goals:
Safety: In fiscal 2016, we achieved a TRIR of 0.55, 77% on the quality and depth of safety incident investigations, and 99% on the implementation of corrective actions identified in safety audits. These levels of performance are between target and maximum on TRIR, between threshold and target on the quality and depth of safety incident investigations and maximum on safety audit corrective action implementation.
Financial: In fiscal 2016, we achieved pre-tax operating income of $40.9 million. This level of pre-tax operating income is greater than the 50% necessary to trigger payments under the plan, but less than the threshold performance level for consolidated pre-tax operating income described above. Fiscal 2016 pre-tax operating income for each of the operating subsidiaries was also below the threshold level of performance. The fiscal 2016 ROIC was 13.0%, which was also below threshold.

•
Performance measures are established shortly after the beginning of the fiscal year and do not include the impact of any acquisitions, positive or negative, completed within the fiscal year. However, it is anticipated that the Committee would evaluate any acquisitions which may be completed during the fiscal year on a case-by-case basis to determine their impact on the plan and adjust performance measures appropriately.

Actual incentive payouts for fiscal 2016 to the Named Executive Officers were approved by the Committee at the August 2016 Compensation Committee Meeting and are as follows:

•
Messrs. Hewitt, Montalbano and Cavanah: The Company achieved at least threshold performance under all consolidated safety metrics, which resulted in a safety incentive payout of $129,701, $53,111 and $46,925 to Messrs. Hewitt, Montalbano and Cavanah, respectively.

•
Messrs Ryan and Turner: The respective operating subsidiaries achieved at least threshold performance under all safety metrics, which resulted in a safety incentive payout of $39,389 to Mr. Ryan and $33,550 to Mr. Turner.

The Annual/Short-Term Incentive Compensation Plan is reviewed and evaluated periodically to ensure that it meets our objectives and may be modified, discontinued or replaced based on our changing objectives and requirements.
Long-Term Incentive Compensation
The purpose for providing long-term incentive compensation to executive officers is to tie executive rewards directly to the enhancement of long-term stockholder value and Company profitability. Offering the opportunity for executive officers and other key members of management to earn an ownership position in the Company along with a long-term cash incentive enables us to remain competitive and attract, retain and motivate top executive and management talent. We believe that long-term incentive awards help to create and maintain a long-term perspective among executive officers and provide a direct link to our long-term growth and profitability. However, we also understand that equity awards create dilution in our earnings per share and therefore, believe that a portion of our long-term incentive compensation should be in the form of cash.
The Committee believes that a combination of time-based RSUs and performance units are the most appropriate forms of equity awards to achieve our stated objectives. RSUs strongly and directly link management and stockholder interests. As a full value award, RSUs are less dilutive to stockholders than stock options, since we are able to issue fewer shares in order to attain the desired level of equity compensation for our executive officers and managers. Under the long-term incentive program, all awards are issued on an annual basis. A portion of the annual award is in the form of service-based RSUs that vest over a specified period of time. Service-based shares are an excellent tool to promote executive officer/management retention. The second portion of the award is in the form of performance units with performance criteria that link the equity reward to achievement of stockholder value. Finally, the remaining portion of the award is cash-based and includes performance incentives tied to achievement of important strategic goals. Specific, individual grants vary by level/role in the organization. The amount of each award corresponds to the respective salary grade for each executive officer and manager.
Based on the Meridian study, trends of our peer companies, compensation objectives of retention and value creation, and the objective of conserving shares available for grant under our equity incentive plan and reducing earnings dilution, the Committee approved the following structure for the fiscal 2016 long-term incentive grant:

•	One third of the grant consisted of service-based RSUs. Vesting will occur evenly over a four-year period beginning on the first anniversary of the grant date.

•
One third of the grant is in the form of performance units. The performance units cliff vest on the third anniversary of the grant. The shares of Company common stock received can vary from zero to two for each performance unit based on the relative Total Shareholder Return of the Company's common stock when compared to the Total Shareholder Return of a group of peer companies over the vesting period. The potential award levels are as follows:

Shareholder Return Goal	Total Shareholder Return	Shares of Common Stock for Each Performance Unit
Threshold	25th percentile of Peer Group	0.25
Above Threshold	35th percentile of Peer Group	0.50
Target	50th percentile of Peer Group	1.00
Above Target	75th percentile of Peer Group	1.50
Maximum	90th percentile of Peer Group	2.00

The peer group for the fiscal 2016 performance unit award was as follows:

AECOM Technology Corporation	MasTec, Inc.
Aegion Corp.	McDermott International Inc.
AMEC Foster Wheeler	Mistras Group Inc.
Chicago Bridge & Iron Company N.V.	MYR Group Inc.
Emcor Group, Inc.	Primoris Services Corporation
Fluor Corporation	Quanta Services Inc.
Furmanite Corp.	Team Inc.
Jacobs Engineering Group Inc.	Willbros Group Inc.
KBR Inc.

•
The remaining one-third of the grant was a performance-based award to be paid in the form of cash. The award cliff vests after two years and is based on the Average Return on Invested Capital ("AROIC") achieved by the Company over fiscal years 2016 and 2017. The threshold AROIC goal is 16%, the target AROIC goal is 18% and the maximum AROIC goal is 20%. At these performance levels, the payouts would be 50%, 100% and 150% of the target award.

Long-term incentive awards are reviewed and evaluated periodically to ensure that they meet our objectives and may be modified, discontinued or replaced based on the changing objectives and requirements of the Company. The Committee reviewed the long-term incentive plan in August 2016 in connection with the grant of fiscal 2017 long-term incentive awards and recommended no significant changes.
Grants made during fiscal 2016 to our Named Executive Officers are shown in the Grants of Plan-Based Awards table.
Perquisites and Other Benefits
Our executive officers do not receive significant compensation in the form of perquisites or supplemental benefits. In general, our executive officers are eligible to participate in the same retirement and health and welfare plans as all of our other eligible employees. We offer the following benefits to executive officers.

•
We sponsor a 401(k) Savings Plan which allowed executive officers and other employees to contribute up to 25% of their salary (up to the annual IRS maximum) prior to January 1, 2016, and, going forward, up to 100% of their salary (up to the annual IRS maximum). The Company’s Safe Harbor Matching Contribution is a 100% matching contribution on salary deferrals up to the first 3% of compensation and 50% on the next 2% of salary deferrals. All matching contributions are 100% vested. Executive officers participate and receive benefits under the plan in the same manner as all other eligible participants. We do not sponsor or maintain any other pension, deferred compensation or other supplemental retirement plans for executive officers.

•
In addition to the group term life policy offered to all eligible employees, we provide additional life insurance to our executive officers, at no cost to the officer.  Specifically, the Company provides a term life insurance policy equal to 2 times base salary to a maximum of $1.5 million.  For the CEO, additional corporate term life insurance policies of $500,000 with the Company as the beneficiary and $500,000 with a designee of the CEO as the beneficiary are provided.

•
The Company provides long-term disability to all administrative employees. Under this plan, the employee may receive disability payments of up to 60% of their base compensation subject to a maximum of $12,000 per month. The Company also provides a supplemental executive long-term disability plan to the NEOs. Under the plan, the NEOs may receive disability payments of up to 60% of the sum of their base compensation and the average of their prior two years short-term incentive cash bonuses. The supplemental plan also increases the benefit up to maximum of $20,000 per month.

In addition to the company-provided life insurance policies described above, all executive officers, along with other eligible employees and managers, have the option to purchase supplemental life insurance for themselves, their spouses and dependents.
Change of Control/Severance Agreements
We have entered into Change of Control/Severance Agreements with each of our Named Executive Officers. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances our ability to attract and retain leadership talent. For further details regarding our Change of Control/Severance Agreements, see the discussion under the caption “Potential Payments Upon Termination or Change of Control.”

Clawback Policy
Consistent with the principles of responsible oversight, the Company’s Board of Directors has adopted a clawback policy, and the Company’s equity award agreements also include a clawback provision. The clawback policy provides that, to the extent permitted by law, if the Board of Directors, with the recommendation of the Committee, determines that:

•
any bonus, equity award, equity equivalent award or other incentive compensation has been awarded or received by an executive officer, and such compensation was based on the achievement of any financial results that were subsequently the subject of any material restatement of our financial statements filed with the SEC;

•	the executive officer engaged in grossly negligent or intentional misconduct that caused or substantially caused the material restatement; and

•	the amount of the compensation would have been less had the financial statements been correct, we will seek to recover from the executive officer such compensation, in whole or in part, as we deem appropriate under the circumstances. The Board of Directors has sole discretion in determining whether an officer’s conduct has or has not met any particular standard of conduct under law or Company policy.
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was signed into law on July 21, 2010, the SEC was directed to issue rules requiring the national securities exchanges to amend their listing standards to require listed companies to adopt mandatory clawback policies. The Company anticipates that it will modify its clawback policy to conform to the requirements of any such rules or listing requirements upon their adoption.
Policy on Hedging and Pledging of Company Securities

Hedging transactions may permit a director, officer or employee to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders. Our Insider Trading Policy specifically prohibits our directors, Named Executive Officers and other employees from engaging in any hedging activities with respect to our securities.
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in the Company’s securities, our Insider Trading Policy prohibits directors, Named Executive Officers and other employees from holding our securities in a margin account or otherwise pledging our securities.
Compensation Program as it Relates to Risk
We have reviewed our compensation policies and practices for both executives and non-executives as they relate to risk and have determined that they are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, we considered the various elements of our compensation program that are designed to help mitigate excessive risk taking, including:

•
Components of Compensation: We use a mix of compensation elements including base salary, short-term incentives and long-term incentives to avoid placing too much emphasis on any one component of compensation.

•	Short-term Incentive: Our short-term incentive compensation plan does not allow for unlimited payouts. For fiscal 2016 short-term incentive payments cannot exceed 150% of target levels.

•
Long-term Incentive Awards: Our long-term incentive awards drive a long-term perspective and vest over periods of two to four years. Our performance-based long-term incentive awards are capped and cannot exceed 200% of target levels.

•	Committee Oversight: The Committee reviews and administers all awards under short- and long-term incentive plans.

•	Performance Measures: Our performance goal setting process is aligned with our business strategy and the interests of our stockholders.

•
Clawback Policy: We have the ability to recover any excess incentive-based compensation awarded to any of our executive officers as a result of an accounting restatement due to material non-compliance with the reporting requirements under federal securities laws.

•
Stock Ownership Guidelines: Our stock ownership guidelines require our senior management to maintain a significant portion of their personal wealth in our common stock for the duration of their employment with our Company.

Our compensation program is designed to motivate our Named Executive Officers and other Company officers to achieve business objectives that generate strong stockholder returns and to encourage ethical behaviors.
Equity Ownership Guidelines
The Board of Directors believes that our executive officers should demonstrate their commitment to, and belief in, the Company’s long-term profitability. Stock ownership more closely aligns our executive officers’ interests and actions with the interests of the Company’s stockholders. Accordingly, each officer is expected to maintain a significant investment in the Company through the ownership of our common stock. See the discussion under the caption “Equity Ownership Guidelines” for a description of our guidelines.
Report of the Compensation Committee of the Board of Directors
The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee:
Paul K. Lackey, Compensation Committee Chairman
I. Edgar Hendrix, Compensation Committee Member
Tom E. Maxwell, Compensation Committee Member
Jim W. Mogg, Compensation Committee Member
John W. Gibson, Compensation Committee Member

EXECUTIVE OFFICER COMPENSATION
The following tables set forth certain information regarding compensation of the Chief Executive Officer, the Chief Financial Officer, and each of the Company’s three other most highly compensated executive officers who were serving as executive officers at June 30, 2016 for services in all capacities to the Company and its subsidiaries. Each of the executive officers listed below are referred to collectively as the Named Executive Officers, or “NEOs”.
Summary Compensation Table
The following table sets forth information with respect to the total compensation of the Named Executive Officers in fiscal 2016, 2015, and 2014:

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
John R. Hewitt	2016	750,000	(3)	—		1,352,411	—	129,701	—	27,111	(4)	2,259,223
Chief Executive Officer	2015	729,904	(3)	—		1,406,665	—	203,379	—	25,276		2,365,224
	2014	644,423		—		871,472	—	1,050,545	—	26,258		2,592,698

Joseph F. Montalbano	2016	472,500	(3)	—		426,020	—	53,111	—	29,537	(4)	981,168
Chief Operating Officer	2015	467,740	(3)	—		443,085	—	73,417	—	31,689		1,015,931
	2014	443,665		—		314,806	—	517,227	—	29,711		1,305,409

Kevin S. Cavanah	2016	417,450	(3)	—		376,381	—	46,925	—	23,127	(4)	863,883
Chief Financial Officer	2015	405,932	(3)	—		391,499	—	63,750	—	23,716		884,897
	2014	350,191		—		273,142	—	419,871	—	19,426		1,062,630

James P. Ryan	2016	378,887		—		258,325	—	39,389	—	27,630	(4)	704,231
President—Matrix Service	2015	354,546		78,042	(5)	268,709	—	61,150	—	27,123		789,570
	2014	338,997		—		261,546	—	386,127	—	20,199		1,006,869

Jason W. Turner	2016	344,100	(3)	—		248,193	—	33,550	—	21,072	(4)	646,915
President—Matrix North American Construction	2015	336,887	(3)	—		258,116	—	29,788	—	21,274		646,065
	2014	283,106		75,000	(6)	228,496	—	236,957	—	13,143		836,702

(1)
The amounts shown represent the grant date fair value for awards granted during the period determined in accordance with ASC718 – Compensation – Stock Compensation. A portion of the awards that were granted in fiscal years 2014, 2015, and 2016 are subject to certain market conditions; accordingly, the grant date fair value of these awards is based upon the probable outcome of those conditions. Amounts have not been adjusted for expected forfeitures. For further information on the assumptions used in the valuation of these awards see Note 1 and Note 10 included in the Notes to Consolidated Financial Statements included in our fiscal 2016 Annual Report on Form 10-K.

(2)
Represents amounts payable to Named Executive Officers under the annual/short-term incentive compensation plan for the applicable fiscal year performance and for the cash-based portion of the long-term incentive award that was earned in the applicable fiscal year. In fiscal 2016, no amounts were earned under the cash-based portion of the long-term incentive plan. Therefore, the amounts shown for fiscal 2016 solely represent amounts earned under the annual/short-term incentive plan.

(3)
The base salaries of Messrs. Hewitt, Montalbano, Cavanah and Turner were unchanged in fiscal 2016. The base salaries shown for Messrs. Hewitt, Montalbano, Cavanah and Turner for fiscal 2015 represent their current base salaries of $750,000, $472,500, $417,500 and $344,100 respectively for the period from September 1, 2014 to June 30, 2015 and their prior base salaries for the period July 1, 2014 to August 31, 2014.

(4)
Represents amounts paid by us on behalf of the Named Executive Officer for life insurance and disability premiums and matching contributions to the Named Executive Officer’s account in our qualified 401(k) plan. Life insurance and disability premiums in fiscal 2016 totaled $19,161, $19,664, $13,169, $17,118, and $11,001 for Messrs. Hewitt, Montalbano, Cavanah, Ryan, and Turner, respectively. Matching contributions to our 401(k) plan in fiscal 2016 totaled $7,950, $9,873, $9,958, $10,512, and $10,071 for Messrs. Hewitt, Montalbano, Cavanah, Ryan, and Turner, respectively.

(5) In recognition of Mr. Ryan's strong contribution to his operating company achieving its budgeted operating income in fiscal 2015, Mr. Ryan received a discretionary short-term incentive compensation bonus of $78,042, or 21.8% of his base salary at June 30, 2015. Mr. Ryan's bonus was based on record financial performance for his operating company. He did not receive any bonus attributable to the safety, consolidated operating income or ROIC portions of the plan.

(6)	Mr. Turner was paid a bonus for his efforts in the successful closing of the KNAC acquisition during fiscal 2014.

Grants of Plan-Based Awards During Fiscal 2016
The following table sets forth information with respect to grants of plan-based awards in fiscal 2016 to the Named Executive Officers:

			Estimated Possible Payouts Under Non-equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
John R. Hewitt	8/25/2015		375,000	750,000	1,125,000	(4)	—	—	—	—	—	—	—
	8/25/2015		312,500	625,000	937,500	(5)	—	—	—	—	—	—	—
	8/25/2015	8/25/2015	—	—	—		7,976	31,904	63,808	31,904	—	—	1,352,411
Joseph F. Montalbano	8/25/2015		153,563	307,125	460,688	(4)	—	—	—	—	—	—	—
	8/25/2015		98,438	196,875	295,313	(5)	—	—	—	—	—	—	—
	8/25/2015	8/25/2015	—	—	—		2,513	10,050	20,100	10,050	—	—	426,020
Kevin S. Cavanah	8/25/2015		135,671	271,343	407,014	(4)	—	—	—	—	—	—	—
	8/25/2015		86,969	173,938	260,907	(5)	—	—	—	—	—	—	—
	8/25/2015	8/25/2015	—	—	—		2,220	8,879	17,758	8,879	—	—	376,381
James P. Ryan	8/25/2015		114,968	229,936	344,903	(4)	—	—	—	—	—	—	—
	8/25/2015		59,693	119,385	179,078	(5)	—	—	—	—	—	—	—
	8/25/2015	8/25/2015	—	—	—		1,524	6,094	12,188	6,094	—	—	258,325
Jason W. Turner	8/25/2015		103,230	206,460	309,690	(4)	—	—	—	—	—	—	—
	8/25/2015		57,350	114,700	172,050	(5)	—	—	—	—	—	—	—
	8/25/2015	8/25/2015	—	—	—		1,464	5,855	11,710	5,855	—	—	248,193

(1)
Represents the number of shares which may be issued pursuant to fiscal 2016 performance unit awards to the Named Executive Officers that cliff vest three years after the grant date. The number of shares of common stock received upon vesting of the performance units will range between 0% and 200% of the number of performance units awarded as determined by the three-year Total Shareholder Return on the Company's common stock when compared to the Total Shareholder Return on the common stock of a group of peer companies selected by the Compensation Committee of the Board of Directors. The fiscal 2016 performance unit awards are described under the caption "Compensation Discussion and Analysis".

(2)
Amounts shown represent service-based restricted stock units granted to the Named Executive Officers in fiscal 2016. The awards vest in four equal annual installments beginning one year after the grant date.

(3)
Amounts shown are calculated based upon the grant date fair value calculated in accordance with ASC718 – Compensation—Stock Compensation. The grant date fair value of the service-based restricted stock units is calculated by multiplying the number of restricted stock units awarded by the closing stock price on the date of grant. The grant date fair value of the performance units is calculated using a Monte Carlo model. The model estimated the fair value of the award based on approximately 100,000 simulations of the future prices of the Company's common stock compared to the future prices of its peer companies based on historical volatilities. The model also took into account the expected dividends over the performance period. See Notes 1 and 10 of the Notes to the Consolidated Financial Statements included in the Company’s fiscal 2016 Annual Report on Form 10-K for a full discussion of the Company’s stock based compensation accounting policies.

(4)
The amounts shown are the cash incentive compensation award potential for each Named Executive Officer under our annual/short-term incentive compensation plan described under the caption "Compensation Discussion and Analysis." Actual payouts to the Named Executive Officers for the applicable fiscal year are reported in the Summary Compensation Table as a portion of the amount shown under the column “Non-Equity Incentive Plan Compensation.”

(5)
Amounts shown represent the potential cash awards for each Named Executive Officer under the cash portion of our fiscal 2016 long-term incentive award described under the caption "Compensation Discussion and Analysis". The actual cash payout can range from 0% to 150% of the target payout and is based on average Return on Invested Capital for fiscal 2015 and fiscal 2016. Actual payouts for the applicable fiscal year are reported in the Summary Compensation Table as a portion of the amount shown under the column "Non-Equity Incentive Plan Compensation."

Outstanding Equity Awards at Fiscal Year-End for 2016
The following table sets forth certain information with respect to outstanding equity awards held by the Named Executive Officers as of June 30, 2016:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)

John R. Hewitt	—	—	—	—	69,243	1,141,817	80,938	1,334,668
Joseph F. Montalbano	21,050	—	10.19	11/17/2021	23,409	386,014	27,503	453,524
Kevin S. Cavanah	16,850	—	10.19	11/17/2021	20,389	336,215	24,051	396,601
James P. Ryan	9,813	—	10.19	11/17/2021	15,968	263,312	20,198	333,065
Jason W. Turner	8,000	—	10.19	11/17/2021	14,212	234,356	13,229	218,146

(1)	Based on the closing price of our common stock on June 30, 2016 of $16.49.

The stock awards vest according to the following schedule:

	Number of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Shares	Vest Date	Shares		Vest Date
John R. Hewitt	7,976	8/25/2016	43,423	(1)	8/27/2016
	5,611	8/26/2016	5,611	(1)	8/26/2017
	6,275	8/27/2016	31,904	(1)	8/25/2018
	7,958	11/16/2016
	7,976	8/25/2017
	5,610	8/26/2017
	6,275	8/27/2017
	7,976	8/25/2018
	5,610	8/26/2018
	7,976	8/25/2019
Joseph F. Montalbano	2,513	8/25/2016	15,686	(1)	8/27/2016
	1,767	8/26/2016	1,767	(1)	8/26/2017
	2,267	8/27/2016	10,050	(1)	8/25/2018
	3,525	11/16/2016
	2,513	8/25/2017
	1,767	8/26/2017
	2,266	8/27/2017
	2,512	8/25/2018
	1,767	8/26/2018
	2,512	8/25/2019
Kevin S. Cavanah	2,220	8/25/2016	13,610	(1)	8/27/2016
	1,562	8/26/2016	1,562	(1)	8/26/2017
	1,967	8/27/2016	8,879	(1)	8/25/2018
	2,893	11/16/2016
	2,220	8/25/2017
	1,561	8/26/2017
	1,966	8/27/2017
	2,220	8/25/2018
	1,561	8/26/2018
	2,219	8/25/2019
James P. Ryan	1,524	8/25/2016	13,032	(1)	8/27/2016
	1,072	8/26/2016	1,072	(1)	8/26/2017
	1,883	8/27/2016	6,094	(1)	8/25/2018
	2,893	11/16/2016
	1,524	8/25/2017
	1,072	8/26/2017
	1,883	8/27/2017
	1,523	8/25/2018
	1,071	8/26/2018
	1,523	8/25/2019
Jason W. Turner	1,464	8/25/2016	6,344	(1)	8/27/2016
	1,030	8/26/2016	1,030	(1)	8/26/2017
	917	8/27/2016	5,855	(1)	8/25/2018
	1,336	11/16/2016
	1,050	12/23/2016
	1,464	8/25/2017
	1,029	8/26/2017
	916	8/27/2017
	1,050	12/23/2017
	1,464	8/25/2018
	1,029	8/26/2018
	1,463	8/25/2019

(1)
Represents fiscal 2014, 2015 and 2016 performance unit awards to the Named Executive Officers that cliff vest three years after the grant date. If threshold performance is achieved, the performance units are converted to the Company's common stock upon vesting. The number of shares of common stock received for each performance unit will vary from zero to two based on the Total Shareholder Return on the Company's common stock when compared to Total Shareholder Return on common stock of peer companies selected by the Compensation Committee of the Board of Directors. The Total Shareholder Return Goals are as follows:

Shareholder Return Goal	Total Shareholder Return	Shares of Common Stock for Each Performance Unit
Threshold	25th percentile of Peer Group	0.25
Above Threshold	35th percentile of Peer Group	0.50
Target	50th percentile of Peer Group	1.00
Above Target	75th percentile of Peer Group	1.50
Maximum	90th percentile of Peer Group	2.00
The performance period (fiscal 2014, 2015 and 2016) for the fiscal 2014 performance unit award has been completed. In August 2016, the Compensation Committee certified that the Company’s relative Total Shareholder Return for the performance period resulted in an award of 1.73 shares for each performance unit granted. Accordingly, the number of shares presented for the fiscal 2014 performance unit award is equal to the number of shares actually earned for that period. Based on the Company's relative Total Shareholder Return for fiscal 2015 and 2016 (two-thirds of the performance period for the fiscal 2015 award), the fiscal 2015 award is presented at the Threshold performance level. Based on the Company's relative Total Shareholder Return for fiscal 2016 (one-third of the performance period for the fiscal 2016 award), the fiscal 2016 award is presented at the Target performance level.
Option Exercises and Stock Vested During Fiscal 2016
The following table sets forth information with respect to the value realized by our Named Executive Officers upon the exercise of stock options and the vesting of restricted stock units in fiscal 2016.

	Fiscal 2016
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)

John R. Hewitt	—	—	108,490	2,408,572
Joseph F. Montalbano	—	—	45,166	1,020,619
Kevin S. Cavanah	12,000	162,720	36,528	822,912
James P. Ryan	7,137	57,239	35,779	810,334
Jason W. Turner	—	—	18,372	412,206

(1)
The value realized is the difference between the option exercise price and the sales price of the common stock on the date of exercise, multiplied by the number of shares for which the options were exercised.

(2)	The value realized is the closing sales price of the common stock on the vesting date, multiplied by the number of shares for which the restrictions lapsed.
Potential Payments Upon Termination or Change of Control
We have entered into Change of Control/Severance Agreements with Mr. Hewitt, Mr. Cavanah, Mr. Montalbano, Mr. Ryan and Mr. Turner. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances our ability to attract and retain leadership talent.
Under these agreements, payment of benefits may occur under two circumstances:

•
If we experience a “Change of Control” and the executive suffers an “Adverse Event” or is terminated without “Cause,” either on the date of the Change of Control or within 24 months following the Change of Control date; or

•	The executive is terminated from employment at any time for reasons other than Cause.
“Change of Control” means (i) a “change in ownership” of the Company of greater than 50% of the outstanding voting stock of the Company within a six month period; (ii) a “change in the effective control” of the Company as determined by a change of greater than 35% of the outstanding voting stock of the Company by a person or persons acting as a group within a twelve month period; or (iii) a “change in the ownership” of a substantial portion of the assets of the Company as these terms are defined under Internal Revenue Code § 409A(a)(2)(A)(v) and Treasury Regulations § 1.409A-3(g)(5) or other then existing and applicable Treasury Regulations promulgated under Code § 409A that define the terms “change of control” for deferred compensation arrangements.

“Cause” means, with reference to a severance event, that the executive has been severed from employment with the Company because of the executive’s theft of Company property, embezzlement or dishonesty that results in harm to the Company; continued gross or willful neglect of his or her job responsibilities after receiving written warnings regarding such neglect from the Company; conviction of a felony or pleading nolo contendere to a felony charged under state or federal law; or willful violation of Company policy. A determination by the Company’s Board of Directors that an event constituting “Cause” under this Agreement has occurred is binding upon the Company and the executive.
“Adverse Event” means that the executive has experienced an event that has a material adverse impact on the executive’s job position, responsibilities, duties, authorities, compensation or opportunities within the Company. An Adverse Event shall be considered “material” when: (i) the executive experiences any reduction in base salary; (ii) the executive experiences a reduction in salary range or opportunity for increases in salary; (iii) the executive experiences a reduction in incentive compensation range or opportunity; (iv) there is a material reduction in the executive’s executive benefits or perquisites; (v) the executive is reassigned to a position or role with a lower salary range, salary opportunity, incentive range or incentive opportunity; or (vi) the executive experiences a material reduction in responsibilities.
In the event payment of benefits is triggered under these agreements, the executive officer will be paid in the manner outlined below. All benefits paid under these agreements are conditioned upon the executive executing a non-interference, non-solicitation, waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date is considered an absolute forfeiture of the severance benefit. In the event an executive officer is terminated for Cause, all benefits and payments under the agreement are forfeited.
In the event an executive suffers an Adverse Event within 24 months of a Change of Control, benefits are paid as follows:

•
Mr. Hewitt, Mr. Cavanah and Mr. Montalbano – Paid an amount equal to two years of base salary plus the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position. All forms of equity benefits vest and restrictions on such benefits lapse immediately.

•
Mr. Ryan and Mr. Turner – Paid an amount equal to one year of base salary plus the average annual bonus compensation paid to the executive in the previous three calendar years. All forms of equity benefits vest and restrictions on such benefits lapse immediately.

In the event an executive is terminated from employment for reasons other than Cause, benefits are paid as follows:

•	Mr. Hewitt – Paid an amount equal to one year of base salary plus bonus compensation in an amount equal to 75% of base salary.

•
Mr. Cavanah, Mr. Montalbano, and Mr. Turner – Paid an amount equal to one year of base salary plus the lesser of the average annual bonus compensation paid to the executive in the previous three years or the number of full fiscal years the executive has been employed in the position.

•
Mr. Ryan – Paid an amount equal to one year of base salary plus the lesser of the average annual bonus compensation paid to the executive in the previous three years or the number of full fiscal years the executive has been employed in the position. All forms of equity benefits vest and restrictions on such benefits lapse immediately.

We have also entered into Change of Control Agreements with other executive officers and key members of management. These agreements are designed to promote stability, continuity and focus for key personnel during periods of uncertainty that may be created by potential change of control situations. We seek to offer some security and protection when asking officers and managers to remain engaged through uncertain times.
Under these agreements, payment of benefits occurs in the event of a Change of Control and the executive officer/manager has suffered an Adverse Event or been terminated from employment for reasons other than Cause, either on the date of the Change of Control or within six months of the Change of Control date. There is no general severance clause in these agreements.
In the event payment of benefits is triggered under these agreements, the executive officer/manager will be paid an amount equal to one year of base salary. In addition, all equity awards immediately vest and all restrictions on such benefits lapse. All benefits paid under these agreements are conditional upon the executive officer/manager executing a non-interference, non-solicitation, waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date will be considered an absolute forfeiture of the severance benefit. In the event an executive officer/manager is terminated for Cause, all benefits and payments under the agreement are forfeited.
Benefits will be paid in the calendar year the event occurs and, generally, within thirty days of the date of the event. In no case shall the payment of the severance benefits be paid later than March 15 following the calendar year in which the event occurred.

The following table shows potential payments to our Named Executive Officers under existing contracts, agreements, plans or arrangements, whether written or unwritten for various scenarios involving a termination of each of such Named Executive Officers, assuming a June 30, 2016 termination date and, where applicable, using the closing price of our common stock on June 30, 2016 of $16.49. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from us.
Except for certain terminations which entitle a Named Executive Officer to severance payments under the agreements described above, and except for the acceleration of vesting of equity awards upon retirement, death or disability to which a Named Executive Officer may be entitled under his respective award agreements, there are no agreements, arrangements or plans that entitle the Named Executive Officers to severance, perquisites or other enhanced benefits upon their termination of employment. Any agreement to provide such other payments or benefits to a terminating executive would be at the discretion of the Compensation Committee.

	Change of Control with Adverse Event or Termination				Termination by the Company at any Time for Reasons Other than Cause				Voluntary Termination	Retirement	Death, Disability or Change of Control (No Adverse Event)
Name	Salary Severance ($) (1)	Non-Equity Incentive Plan Severance ($) (2)	Value of Stock Options That Would Vest ($) (3)	Value of RSUs, Performance Units and Cash-Based LTI Awards for Which Restrictions Would Lapse ($) (4)	Salary Severance ($) (1)	Non-Equity Incentive Plan Severance ($) (5)	Value of Stock Options That Would Vest ($) (3)	Value of RSUs and Performance Units for Which Restrictions Would Lapse ($)	No Contractual Benefits	Value of RSUs, Performance Units and Cash-Based LTI Awards for Which Restrictions Would Lapse (6)	Value of Stock Options That Would Vest ($) (3)	Value of RSUs, Performance Units and Cash-Based LTI Awards for Which Restrictions Would Lapse ($) (4)	Maximum Potential Payments
John R. Hewitt	1,500,000	253,207	—	3,701,882	750,000	562,500	—	—	—	—	—	3,701,882	5,455,089
Joseph F. Montalbano	945,000	128,015	—	1,211,572	472,500	128,014	—	—	—	652,496	—	1,211,572	2,284,587
Kevin S. Cavanah	834,900	114,337	—	1,063,229	417,450	114,337	—	—	—	—	—	1,063,229	2,012,466
James P. Ryan	383,226	116,880	—	797,484	383,226	116,880	—	558,714	—	—	—	797,484	1,297,590
Jason W. Turner	344,100	16,775	—	688,679	344,100	16,775	—	—	—	—	—	688,679	1,049,554

(1)	Represents payment of one or two years of base salary for the event specified based on base salary as of June 30, 2016.

(2)
Represents payment of non-equity incentive severance for the event specified based on the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position.

(3)
Represents the value the Named Executive Officer would realize for the vesting of all nonvested stock options for the specified event. The value is the difference between the option exercise price and the market price of the common stock as of the close of business on June 30, 2015, multiplied by the number of nonvested stock options at June 30, 2016. At June 30, 2016, all of the stock options held by the NEOs were already exercisable.

(4)
Represents the value the Named Executive Officer would realize upon the lapsing of restrictions on RSUs, performance units and cash LTI awards due to the specified event. The value shown is the number of unvested RSUs and performance units, assuming a target performance level, at June 30, 2016 multiplied by the market price of common stock at the close of business on June 30, 2016 plus the value of the cash LTI awards, which are also assumed to vest based on the target level of performance.

(5)
Represents 75% of annual salary for Mr. Hewitt. For Mr. Montalbano, Mr. Cavanah, Mr. Turner and Mr. Ryan, the amount represents payment of non-equity incentive severance for the event specified based on the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position.

(6)
Represents the value the Named Executive Officer would realize for the lapsing of restrictions on RSUs, performance units and cash LTI awards due to the Named Executive Officer’s retirement. The value shown is the number of unvested RSUs at June 30, 2016 for which restrictions would lapse at retirement multiplied by the market price of common stock at the close of business on June 30, 2016. Restrictions lapse on performance units and cash LTI awards upon retirement on a pro rata basis based on the number of full and partial months served in the applicable performance period. The performance units and cash LTI awards are assumed to vest at the target level of performance. Messrs. Hewitt, Cavanah, Ryan, and Turner were not eligible for retirement at June 30, 2016.

PROPOSAL NUMBER 3: Advisory Vote to Approve Named Executive Officer Compensation
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are seeking an advisory vote from our stockholders to approve our Named Executive Officer compensation, as set forth below.
We are asking for stockholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under the caption “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion accompanying the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this proxy statement.

As discussed under the heading “Compensation Discussion and Analysis,” our executive compensation and benefit programs are designed to attract, motivate and retain a talented management team and to appropriately reward individual contributions to the achievement of our strategic goals. The Board of Directors believes this approach establishes a solid alignment of our executives’ and stockholders’ interests.
We use the following principles in the design and administration of our executive compensation program:

•
Competitiveness – Our compensation programs are designed to ensure we can attract, motivate and retain the talent needed to lead and grow the business. Targets for base salary, short-term and long-term compensation are generally based on median (50th percentile) market levels.

•
Support Business Objectives, Strategy and Values – Ultimately our compensation program is designed to drive the achievement of annual business objectives, support the creation of long-term value for our stockholders, and promote and encourage behavior consistent with our core values and guiding principles.

•
Pay for Performance – While we establish target pay levels at or near the median or 50th percentile market levels for target level performance, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, performance that does not meet expectations is not rewarded.

•
Individual Performance – In addition to objective company-wide, business unit and operating unit financial measures, our programs emphasize individual performance and the achievement of personal objectives.

•
Integrated Approach – We look at compensation in total and strive to achieve an appropriate balance of immediate, short-term and long-term compensation components, with the ultimate goal of aligning executive compensation with long-term stockholder value.

Approval of this advisory vote requires the affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote for the adoption of this proposal. The Board of Directors recommends a vote “For” the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.
The Board of Directors welcomes our stockholders’ views on this subject, and will carefully consider the outcome of this vote. However, as an advisory vote, the outcome is not binding on us or the Board.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Related Persons

Both the son and son-in-law of James H. Miller, an independent member of our Board of Directors, are employed by subsidiaries of the Company in non-executive officer positions and, since the beginning of fiscal 2016, each received total cash compensation in excess of $120,000. In addition, the son of Joseph F. Montalbano, our Chief Operating Officer, is employed by a subsidiary of the Company in a non-executive officer position and, since the beginning of fiscal 2016, received total cash compensation in excess of $120,000. The Audit Committee reviewed and ratified the employment relationship of Mr. Miller’s son and son-in-law and Mr. Montalbano’s son. In approving these relationships, the Audit Committee considered the following:

•
The compensation and other terms of employment of Mr. Miller’s and Mr. Montalbano’s immediate family members are determined on a basis consistent with the Company’s human resources policies and are comparable to other Company employees at similar levels.

•	Mr. Miller’s son and son-in-law were employed by subsidiaries of the Company prior to the time Mr. Miller joined the Board.

•	Mr. Montalbano’s son was selected from a pool of qualified candidates and does not report directly to his father.

Review, Approval or Ratification of Transactions with Related Persons
The Company’s Corporate Governance Guidelines, which are available on the Corporate Governance page in the Investor Relations section of our website, matrixservicecompany.com, provide that the Company shall conduct an appropriate review of all transactions with related persons for potential conflict of interest situations on an ongoing basis, and all such transactions shall be approved by the Audit Committee or another independent body of the Board. The Corporate Governance Guidelines further provide that the term “transactions with related persons” refers to all transactions which are required to be disclosed pursuant to Item 404 of Regulation S-K.
In the course of its review and approval or ratification of a transaction, the Audit Committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the significance of the transaction to the related person;

•	the significance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Committee deems appropriate.
Our Corporate Governance Guidelines also provide that each director and executive officer is required to complete a Director and Officer Questionnaire on an annual basis, and to update such information when the questionnaire responses become incomplete or inaccurate. The Director and Officer Questionnaire requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of August 31, 2016, certain information with respect to the shares of common stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock, (ii) each director and director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table herein and (iv) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, each of the persons listed below has sole voting and investment power with respect to the shares listed.

Identity of Beneficial Owner	Shares Beneficially Owned		Calculated Ownership % (1)

BlackRock, Inc.	2,741,146	(2)	10.3%
40 East 52nd Street
New York, NY 10022

Royce & Associates, LLC	2,676,795	(3)	10.1%
745 Fifth Avenue
New York, NY 10151

Dimensional Fund Advisors LP	1,441,079	(4)	5.4%
6300 Bee Cave Road
Austin, TX 78746

Michael J. Hall	76,100	(5)	*
I. Edgar Hendrix	29,800	(5)	*
Paul K. Lackey	34,200	(5)	*
Tom E. Maxwell	38,329	(5)	*
Jim W. Mogg	14,700	(5)	*
James H. Miller	1,825	(5)	*
John W. Gibson	—	(5)	*
John R. Hewitt	174,931	(5)	*
Joseph F. Montalbano	60,936	(5)	*
Kevin S. Cavanah	88,227	(5)	*
James P. Ryan	82,099	(5)	*
Jason W. Turner	30,483	(5)	*
All directors, director nominees and executive officers as a group (15 persons)	673,907	(5)	2.5%

*	Indicates ownership of less than one percent of the outstanding shares of common stock.

(1)
Shares of common stock which were not outstanding but which could be acquired by an executive officer upon exercise of an option within 60 days of August 31, 2016 are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2)
Information is as of December 31, 2015 and is based on the Schedule 13G dated January 8, 2016 filed by BlackRock, Inc. (“BlackRock”). BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). BlackRock has sole voting power over 2,663,279 shares and sole dispositive power over all of the shares shown.

(3)
Information is as of March 31, 2016 and is based on the Schedule 13G dated April 7, 2016 filed by Royce & Associates, LLC. (“Royce”). Royce is a registered investment advisor. Royce has sole dispositive voting and disposition power over all of the shares shown.

(4)
Information is as of December 31, 2015 and is based on the Schedule 13G dated February 9, 2016 filed by Dimensional Fund Advisors LP (“Dimensional”). Dimensional is a registered investment advisor. Dimensional has sole voting power over 1,345,268 shares and dispositive power over all of the shares shown.

(5)
Includes the following shares of common stock that are issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days after August 31, 2016: Mr. Cavanah – 16,850 shares; Mr. Montalbano - 21,050 shares; Mr. Ryan - 9,813 shares; Mr. Turner - 8,000 shares; 15 directors and executive officers as a group – 62,263 shares. There are 1,490 RSUs that are issuable within 60 days of August 31, 2016.

Equity Ownership Guidelines
The Board of Directors believes that our executive officers should demonstrate their commitment to and belief in the Company’s long-term profitability. Accordingly, each executive officer is expected to maintain a significant investment in the Company through the ownership of Company stock. Stock ownership more closely aligns our executive officers’ interests and actions with the interests of the Company’s stockholders.
Our Equity Ownership Guidelines, which were most recently revised in August 2011, and were reviewed and reaffirmed in August 2014, are as follows:

•
Amount of Ownership – Defined as a multiple of the individual’s base salary as noted below. These multiples represent the minimum amount of Company stock an executive officer should seek to acquire and maintain.

President/CEO	5 times base salary
CFO/COO/Presidents of the two principal operating subsidiaries	3 times base salary
All other executive officers	1 times base salary

•
Timing: The executive officers have until five years after the date of their appointment as an executive officer to acquire the ownership levels discussed above. Thereafter, they are expected to retain this level of ownership during their tenure with the Company. Compliance will be evaluated on an annual basis as of June 30 of each year.

•	Eligible Forms of Equity:

•	shares owned separately by the executive officer or owned either jointly with, or separately by, his or her immediate family members residing in the same household;

•	shares held in trust for the benefit of the executive officer or immediate family members;

•	shares purchased in the open market;

•	shares purchased through the Company’s Employee Stock Purchase Plan;

•	vested and unvested time-based restricted stock or restricted stock units;

•
unvested performance or market based restricted stock or restricted stock units but only to the extent that the Company recognizes compensation expense with respect to such restricted stock or restricted stock units; and

•	the in-the-money value of vested and unexercised stock options.
All of our executive officers have met the equity ownership guidelines as of June 30, 2016, with the exception of Mr. Turner and Mr. Bennett. Mr. Turner, who was promoted to President of Matrix North American Construction, Inc. in December 2013, will have until December 2018 to comply with the guidelines. Mr. Bennett, who was appointed as Vice President and Chief Information Officer in October of 2014, will have until October of 2019 to comply with the guidelines.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to report their initial ownership of the common stock and any subsequent changes in ownership of the common stock with the SEC and NASDAQ and to furnish the Company with a copy of each such report.
To the Company’s knowledge, based solely on the Company’s review of the copies of such reports received by the Company and on written representations by certain reporting persons that no other reports were required during and with respect to fiscal 2016, all Section 16(a) filing requirements applicable to its executive officers and directors, and 10% stockholders were complied with on a timely basis.

PROPOSAL NUMBER 4:
Approval of an Amendment to the Restated Certificate of Incorporation to Allow for the Removal of Directors With or Without Cause by a Majority Vote of the Stockholders.

Stockholder action at the Annual Meeting will be requested with respect to the approval of an amendment (the “Charter Amendment”) to the Restated Certificate of Incorporation of the Company (the “Charter”) to provide that any director of the Company may be removed with or without cause, upon the affirmative vote of a majority of the combined voting power of the outstanding shares of capital stock of the company entitled to vote generally in the election of directors, voting together as a single class.

Our Charter currently provides that a director may be removed only for cause and by the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

On December 21, 2015, the Delaware Chancery Court issued an opinion in In re VAALCO Energy, Inc. Stockholder Litig., C.A. No. 11775--VCL (Del. Ch. Dec. 21, 2015), invalidating as a matter of law provisions of the certificate of incorporation and bylaws of VAALCO Energy, Inc., a Delaware corporation, that permitted the removal of VAALCO’s directors by its stockholders only for cause. The Court held that, in the absence of a classified board or cumulative voting, VAALCO’s “only for cause” director removal provisions conflict with § 141(k) of the Delaware General Corporation Law and are therefore invalid.

Article VII, Section 4 of the Charter, and Article III, Section 3 of our Amended and Restated Bylaws (the “Bylaws”), contain “only for cause” and “supermajority” director removal provisions, and we do not have a classified board of directors or cumulative voting. As such, and in light of the statute and case law, the Board of Directors is requesting stockholder approval of the Charter Amendment to provide that any director or directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. The Charter Amendment is attached to this proxy statement as Appendix A.

If the Charter Amendment is approved by our stockholders, it will become effective upon the filing thereof with the Secretary of State of the State of Delaware. If the Charter Amendment is not approved by our stockholders, Section 4 of Article VII of the Charter will continue to be in conflict with §141(k) of the Delaware General Corporation Law.

Our Board of Directors intends to approve conforming changes to Article III, Section 3 of the Bylaws, if the Charter Amendment is approved by the stockholders, in order to provide that, consistent with §141(k) of the Delaware General Corporation Law, any director or directors may be removed, with or without cause, by the holders of a majority of the outstanding shares of capital stock then entitled to vote at the election of directors. No stockholder approval is being requested nor is required with respect to such amendment of the Bylaws.

Approval of this proposal requires the affirmative vote of at least 66-2/3% of the combined voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, outstanding on the record date for the Annual Meeting. Abstentions and broker non-votes will have the same effect as an “Against” vote. The Board of Directors recommends a vote “For” the approval of the Charter Amendment.

PROPOSAL NUMBER 5:
Approval of the Matrix Service Company 2016 Stock and Incentive Compensation Plan.
At the Annual Meeting, the stockholders will be asked to approve the Matrix Service Company 2016 Stock and Incentive Compensation Plan (the “2016 Plan”) to reserve 1,800,000 shares of common stock for issuance thereunder and the material plan terms thereof for purposes of complying with the stockholder approval requirements of Section 162(m) of the Internal Revenue Code (the “Code”). If approved, the 2016 Plan will be effective as of November 11, 2016. We believe approval of the 2016 Plan is advisable in order to:

•	ensure we have an adequate number of shares available in connection with our compensation program; and

•	allow us to grant awards that may qualify as “performance-based compensation” under Section 162(m).

On August 23, 2016, our Board of Directors, subject to the approval of our stockholders, approved the 2016 Plan. The proposed 2016 Plan is attached hereto as Appendix B.

Reasons for the Proposed 2016 Plan

The use of stock- and cash-based awards under the predecessor Matrix Service Company 2012 Stock and Incentive Compensation Plan (the “Prior Plan”) has been a key component of our compensation program since its original adoption in 2012. Cash- and stock-based compensation awards assist us in attracting and retaining capable, talented individuals to serve in the capacity of employees, officers and directors. The Prior Plan originally authorized us to issue up to 1,300,000 shares of common stock. An additional 1,000,000 shares of common stock became available in connection with the amendment of the Prior Plan effective November 13, 2014. As of June 30, 2016, 1,249,780 shares remained available for us to issue as awards under the Prior Plan, and 771,022 shares (including 333,973 performance units at target and 437,049 shares representing unvested restricted stock units) are subject to outstanding awards under the Prior Plan. At June 30, 2016 there are 143,036 shares (20,973 shares representing unvested restricted stock units and 122,063 shares issuable upon the exercise of share options) subject to outstanding awards under the frozen 2004 Stock Incentive Plan. If the 2016 Plan is approved, no more awards will be made under the Prior Plan on and after the November 11, 2016 effective date of the 2016 Plan.

The Board has determined that, in order to ensure that there are sufficient shares available to meet our needs for future grants during the coming years, the adoption of the 2016 Plan reserving 1,800,000 shares is necessary and desirable to give us a competitive edge in today’s volatile business environment. The ability to grant cash- and stock-based compensation awards is critical to our ability to attract and retain highly qualified individuals. Our successful operation and our ability to create long-term value for our stockholders depend on the efforts of our employees, including management, and we believe that it is in the best interest of our stockholders for those individuals to have an ownership interest in us in recognition of their present and potential contributions and to align their interests with those of our stockholders. In fiscal 2016, over 66% of equity awards were granted to employees other than the NEOs. Further details about our awards currently outstanding can be found in the sections on “Securities Authorized for Issuance under Equity Compensation Plans,” “Compensation Discussion and Analysis,” and “Executive Compensation.”

The 2016 Plan is a broad-based plan under which we may grant awards to all employees, including our officers and officers of our affiliates, and to non-employee members of the Board. We believe approval of the 2016 Plan will give us flexibility to continue to make cash- and stock-based grants under the 2016 Plan over the next few years in amounts determined appropriate by the Compensation Committee, which will administer the 2016 Plan (as discussed more fully below); however, this timeline is simply an estimate used by us to determine the number of new shares to ask our stockholders to approve and future circumstances may require us to change our expected equity grant practices. These circumstances include, but are not limited to, the future price of our common stock, award levels/amounts provided by our competitors and hiring activity during the next few years, including hiring activity related to mergers and acquisitions. It is our current practice to grant cash-based and stock-based compensation awards to key employees on an annual basis during the first quarter of each fiscal year based on targeted dollar values that are generally competitive with industry peers. For example, the aggregate targeted dollar value for the annual grants we made in fiscal 2016 was approximately $7.3 million. In addition, it is our current practice to grant stock-based compensation on an annual basis to our non-employee directors in the second quarter of each fiscal year, which are also based on targeted dollar values that are generally competitive with industry peers. Fluctuations in our stock price may result in stock-based awards for a given year requiring a larger or smaller number of shares in order to capture the same grant date value as a prior year’s award, which impacts the rate at which we utilize shares for compensation purposes. The closing market price of our common stock as of August 31, 2016 was $18.49 per share.

The 2016 Plan will allow us to use, if desired, a variety of equity compensation alternatives in structuring compensation arrangements for our personnel. While we are aware of the potential dilutive effect of compensatory equity awards, we also recognize the significant motivational and performance benefits that may be achieved from making such awards. As of August 31, 2016, the total number of shares of our outstanding common stock was 26,520,376. Our current dilution (which is the number of shares available for grant under the Prior Plan as of August 31, 2016, divided by the total number of shares of our common stock outstanding) is approximately 3.2%. If the 2016 Plan is approved, the potential dilution from authorized issuances for stock-based awards will increase to approximately 6.8%. In determining the number of shares to request pursuant to this proposal, the Compensation Committee considered the foregoing factors and decided that 1,800,000 shares was the appropriate number to allow us to effectuate an effective equity compensation program over the coming years.

In addition to the approval of the 2016 Plan to authorize the reservation of 1,800,000 shares, our stockholders are being asked to approve the material plan terms of the 2016 Plan so that awards granted under the 2016 Plan that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) may be fully deductible by us and our affiliates. Although we have not adopted a policy that all compensation paid to our executive officers must be tax-deductible and we expect we may pay compensation to our executives that is not fully deductible, the 2016 Plan is intended, in part, to qualify for exemption from the deduction limitations of Section 162(m) by providing “performance-based compensation” to “covered employees” within the meaning of Section 162(m). Under Section 162(m), the federal income tax deductibility of compensation paid to our Chief Executive Officer and three other most highly compensated officers (other than our Chief Executive Officer or Chief Financial Officer) determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934 (“Covered Employees”) may be limited to the extent such compensation exceeds $1,000,000 in any taxable year. However, we may deduct compensation paid to our Covered Employees in excess of that amount if it qualifies as “performance-based compensation” as defined in Section 162(m).

In addition to certain other requirements, in order to qualify for this exemption, the regulations under Section 162(m) require that the material plan terms of the 2016 Plan be periodically disclosed to and approved by our stockholders. Under the Section 162(m) regulations, the material plan terms of the 2016 Plan are:

•	the maximum amount of compensation that may be paid to an individual under the 2016 Plan during a specified period;

•	the employees eligible to receive compensation under the 2016 Plan; and

•	the business criteria on which the performance goals are based.

We intend that awards under the 2016 Plan may be designed to qualify for exemption from the deduction limitations of Section 162(m), in the event we choose to structure compensation in a manner that will satisfy the “performance-based compensation” exemption to Section 162(m). Accordingly, we are asking stockholders to approve the material plan terms of the 2016 Plan for Section 162(m) purposes so that awards under the 2016 Plan that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) may be deductible by us.

The material plan terms of the 2016 Plan for Section 162(m) purposes that the stockholders are being asked to approve are disclosed below as follows:

•	the maximum amount of compensation is described in the section entitled “Summary of the 2016 Plan-Individual Limits on Awards;”

•	the eligible employees are described in the section entitled “Summary of the 2016 Plan-Eligibility;” and

•	the business criteria are described in the section entitled “Summary of the 2016 Plan-Performance-Based Compensation.”

Consequences of Failing to Approve the Proposal

The 2016 Plan will not be implemented unless approved by our stockholders. If the 2016 Plan is not approved by our stockholders, the Prior Plan will remain in effect in its current form, and we will continue to grant awards thereunder until our share reserve under the Prior Plan is exhausted, which could occur as soon as the time of our next annual grant during the first quarter of fiscal 2018, based on current expected equity grant practices (noting again that the share reserve could last for a longer period of time, depending on our future equity grant practices, which we cannot predict with certainty).

Summary of the 2016 Plan

The following summary provides a general description of the material features of the 2016 Plan but is not a complete description of all provisions of the 2016 Plan and is qualified in its entirety by reference to the full text of the 2016 Plan attached as Appendix A, which is incorporated by reference in this proposal. The purpose of the 2016 Plan is to promote the success and enhance the value of the Company by linking the personal interests of our employees and non-employee directors to those of our stockholders, and by providing an incentive for outstanding performance. The 2016 Plan permits the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards (collectively referred to as “Awards”).

Key Features of the 2016 Plan

Key features of the 2016 Plan include:

•	No discounted options or related Awards may be granted;

•
Except as otherwise provided in an Award agreement at the time of grant or thereafter by the Compensation Committee, Awards are generally non-transferrable, except to an Award recipient’s immediate family member, pursuant to a qualified domestic relations order, by will or the laws of descent and distribution, or to a trust of which the Award recipient is and remains the sole beneficiary for his or her lifetime;

•	No automatic Award grants are made to any eligible individual;

•
Awards may be designed to meet the requirements for deductibility as “performance-based compensation” under Section 162(m) of the Code upon stockholder approval of the eligible employees, business criteria and maximum annual per person compensation limits;

•	Limitations on the maximum number or amount of Awards that may be granted to certain individuals during any fiscal year;

•	No repricing of stock options or stock appreciation rights without stockholder approval;

•	Except under limited circumstances, all awards must include a minimum one-year vesting period;

•
Awards are subject to potential reduction, cancellation, forfeiture, recoupment or other clawback under certain specified circumstances in accordance with our current clawback policy and any other clawback policies we may adopt; and

Administration.   The Compensation Committee of the Board of Directors (the “Committee”), will administer the 2016 Plan and will have authority to make Awards under the 2016 Plan, to set the terms of the Awards, to interpret the 2016 Plan, to establish any rules or regulations relating to the 2016 Plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for the proper administration of the 2016 Plan.

Eligibility.  Consistent with certain provisions of Section 162(m) and the accompanying regulations, the employees eligible to receive compensation must be set forth in the plan and approved by our stockholders. All employees and non-employee directors of the Company and its affiliates are eligible to receive Awards under the 2016 Plan, as determined by the Committee. Eligible employees and non-employee directors who are designated by the Committee to receive an Award under the 2016 Plan are referred to as “Participants.” As of August 31, 2016, we had approximately 4,200 employees and seven non-employee directors who would be eligible to be Participants in the 2016 Plan.

Individual Limits on Awards.  Consistent with certain provisions of Section 162(m) and accompanying regulations, restrictions on the maximum number of shares that may be granted to a Participant in a specified period and restrictions on the maximum amount of cash compensation payable pursuant to an Award under the 2016 Plan to a Participant must be provided for in the plan and approved by our stockholders. The 2016 Plan contains limits on the Awards granted to any Participants who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (“Insiders”). Accordingly, unless the Committee determines that an Award to an Insider will not be designed to qualify as performance-based compensation under Section 162(m),

•	The maximum number of shares that may be awarded in the form of stock options or stock appreciation rights to any Insider in any fiscal year is 400,000 shares.

•	The maximum number of shares that may be awarded in the form of restricted stock or restricted stock units to any Insider in any fiscal year is 400,000 shares.

•	The maximum number of shares that may be awarded in the form of performance shares or performance units to any Insider in any fiscal year is 400,000 shares.

•	The maximum number of shares that may be awarded in the form of cash-based Awards to any Insider in any fiscal year is $5,000,000.

•	The maximum number of shares that may be awarded in the form of other stock-based Awards to any Insider in any fiscal year is 400,000 shares.

In addition, no individual who is a non-employee director will be granted Awards covering more than 100,000 shares in the aggregate during any fiscal year, and in no event will the grant date fair value of Awards granted to a non-employee director exceed $400,000 in the aggregate during any fiscal year.

Number of Shares Subject to the 2016 Plan.  The number of shares of our common stock reserved for issuance under the 2016 Plan is 1,800,000 shares, subject to certain adjustments as provided in the 2016 Plan.

Share Counting Rules. The following are other rules for counting shares against the applicable share limits of the 2016 Plan:

•
For Awards settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2016 Plan.

•
For shares that are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares to which the exercise related shall be counted against the applicable share limits, as opposed to the number of shares actually issued. For example, if a stock option relates to 1,000 shares and is exercised on a cashless basis at a time when the payment due to the Participant is 150 shares, then 1,000 shares shall be charged against the applicable share limits.

•
Except as otherwise provided below, shares that are subject to Awards that expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Prior Plan or the 2016 Plan will again be available for subsequent Awards under the 2016 Plan.

•
Shares that are exchanged by a Participant or withheld by us as full or partial payment in connection with any Award other than an option or stock appreciation right granted under either the Prior Plan or the 2016 Plan, as well as any shares exchanged by a Participant or withheld to satisfy the tax withholding obligations related to any such Award, will be available for subsequent Awards under the 2016 Plan. This includes shares subject to any awards that are outstanding under the Prior Plan as of the November 11, 2016 effective date of the 2016 Plan, which shares may become available for re-issuance under the 2016 Plan in the circumstances described in the preceding sentence. The number shares subject to outstanding awards under the Prior Plan as of August 31, 2016 is 951,812.

•
Shares that are exchanged by a participant or withheld by us to pay the exercise price of an option or stock appreciation right granted under the Prior Plan or the 2016 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any option or stock appreciation right, will not be available for subsequent Awards under the 2016 Plan.

Source of Shares.  Common stock issued under the 2016 Plan may come from authorized but unissued shares of our common stock or from treasury shares.

Stock Options.  The Committee may grant nonqualified stock options or incentive stock options to purchase shares of our common stock. The Committee will determine the number and exercise price of the options, and the time or times that the options become exercisable, provided that the option exercise price may not be less than the fair market value of a share of common stock on the date of grant. The term of an option will also be determined by the Committee, but may not exceed ten years. No dividends or dividend equivalents will be granted alone or in conjunction with any stock option Award.

The option exercise price may be paid in cash; by check; in shares of common stock; through a “cashless” exercise arrangement with a broker; or in any other manner authorized by the Committee. Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Code.

Stock Appreciation Rights.  A stock appreciation right may be granted by the Committee in its discretion. The Committee may grant freestanding stock appreciation rights, tandem stock appreciation rights or any combination of these forms of stock appreciation rights. The grant price for each stock appreciation right shall be determined by the Committee and shall be specified in the Award agreement, but in no event shall the grant price be less than the fair market value of a share of our common stock on the date the stock appreciation right is granted. The grant price of tandem stock appreciation rights shall be equal to the option price of the related option. The term of the stock appreciation right shall be determined by the Committee and specified in the Award agreement which relates to the stock appreciation right, but may not exceed ten years. Outstanding stock appreciation rights may be exercised on whatever terms and conditions the Committee imposes. Tandem stock appreciation rights may be exercised for all or part of the shares subject to the related option on the surrender of the right to exercise equivalent portions of the related option. A tandem stock appreciation right may be exercised only with respect to the shares for which the related option is unexercisable. With respect to a tandem stock appreciation right granted in connection with an incentive stock option:

•	the tandem stock appreciation right will expire no later than the expiration of the underlying incentive stock option;

•
the value of the payout with respect to the tandem stock appreciation right will be for no more than 100 percent of the difference between the option price of the underlying incentive stock option and the fair market value of the shares subject to the underlying incentive stock option at the time the tandem stock appreciation right is exercised; and

•	the tandem stock appreciation right may be exercised only when the fair market value of the shares subject to the incentive stock option exceeds the option price of the incentive stock option.

No dividends or dividend equivalents will be granted alone or in conjunction with an Award of stock appreciation rights.

On the exercise of a stock appreciation right, a participant will be entitled to receive payment in an amount determined by multiplying:

•	the difference between the fair market value of a share of common stock on the date of exercise and the grant price; by

•	the number of shares with respect to which the stock appreciation right is exercised.

In the discretion of the Committee, the payment of the stock appreciation right exercised may be in cash, shares of equivalent value (based on the fair market value on the date of exercise of a stock appreciation right), in some combination thereof or in any other form approved by the Committee.

Restricted Stock.  Shares of common stock may be granted by the Committee to an eligible employee or non-employee director and made subject to restrictions on sale, pledge or other transfer for a certain period (the restricted period). All shares of restricted stock will be subject to such restrictions as the Committee may provide in an Award agreement with the Participant, including provisions obligating the Participant to forfeit or resell the shares to us in the event of termination of employment or service or if specified performance goals or targets are not met. A Participant’s rights with respect to such shares shall be subject to the restrictions provided in the Award agreement and the 2016 Plan. To the extent an Award of restricted stock is intended to qualify as performance-based compensation under Section 162(m), it must be granted subject to the attainment of performance goals and meet the additional requirements imposed by Section 162(m). The Committee may also determine whether a Participant will be entitled to receive the value equivalent of any dividends paid during the performance period. However, a Participant will only be entitled to receive an amount in respect of dividends paid on restricted stock that include performance-based goals to the extent the restricted stock has been earned by achievement of the corresponding performance criteria.

Restricted Stock Units. A restricted stock unit represents the right to receive from us, on the respective scheduled vesting or payment date for such restricted stock unit, one or more shares of common stock. An Award of restricted stock units may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the 2016 Plan. To the extent an Award of restricted stock units is intended to qualify as performance-based compensation under Section 162(m), it must be granted subject to the attainment of performance goals and meet the additional requirements imposed by Section 162(m). The Committee may also determine whether a Participant will be entitled to receive the value equivalent of any dividends paid during the performance period. However, a Participant will only be entitled to receive an amount in respect of dividends paid on shares underlying restricted stock units that include performance-based goals to the extent the restricted stock units have been earned by achievement of the corresponding performance criteria.

Performance Shares, Performance Units and Cash-Based Awards.    Performance shares, performance units and cash-based Awards may be granted in such amounts and subject to such terms and conditions as determined by the Committee at the time of grant and as set forth in the Award agreement. The Committee will set performance goals, which, depending on the extent to which they are met, will determine the number and/or value of the performance shares/units and cash-based Awards that will be paid out to the Participant and whether a Participant will be entitled to receive the value equivalent of any dividends paid during the performance period. However, a Participant will only be entitled to receive an amount in respect of dividends paid on shares to the extent the underlying performance shares or performance units have been earned by achievement of the corresponding performance criteria.

Participants will receive payment of the value of performance shares/units earned after the end of the performance period. Payment of performance shares/units and cash-based Awards will be made in shares, cash or a combination thereof that have an aggregate fair market value equal to the value of the earned performance shares/units and cash-based Awards at the close of the applicable performance period as the Committee determines. Shares may be granted subject to any restrictions deemed appropriate by the Committee.

Other Stock-Based Awards.    The 2016 Plan also authorizes the Committee to grant Participants Awards of common stock and other Awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, shares of our common stock (other stock-based Awards). The Committee has discretion to determine the Participants to whom other stock-based Awards are to be made, the times at which such Awards are to be made, the sizes of such Awards, the form of payment, and all other conditions of such Awards, including any restrictions, deferral periods or performance requirements. The Committee may also determine whether a Participant will be entitled to receive the value equivalent of any dividends paid during the performance period. However, a Participant will only be entitled to receive an amount in respect of dividends paid on shares underlying stock-based Awards that include performance-based goals to the extent the stock-based Awards have been earned by achievement of the corresponding performance criteria.

Performance-Based Compensation.  Awards may be granted to employees who are “covered employees” under Section 162(m) that are intended to be “performance-based compensation” so as to preserve the tax deductibility of the Awards for federal income tax purposes. These performance-based Awards may be either equity or cash Awards, or a combination of both. Holders are only entitled to receive payment for a Section 162(m) performance-based Award for any given performance period to the extent that pre-established performance goals set by the Committee are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria:

•	net earnings or net income (before or after taxes);

•	earnings per share;

•	net operating profit;

•	operating income;

•	operating income per share;

•	return measures (including, but not limited to, return on assets, return on capital, return on invested capital, and return on equity, sales or revenue);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, free cash flow margin, and cash flow return on capital or investments);

•	earnings before or after taxes, interest, depreciation, and/or amortization and impairment of intangible assets;

•	gross or operating margins;

•	share price (including, but not limited to, growth measures and total stockholder return);

•	margins;

•	operating efficiency;

•	customer satisfaction;

•	employee satisfaction;

•	working capital targets;

•	revenue or sales growth or growth in backlog;

•	growth of assets;

•	productivity ratios;

•	expense targets;

•	measures of health, safety or environment (including, but not limited to, total recordable incident rate);

•	market share;

•	credit quality (including, but not limited to, days sales outstanding);

•	economic value added;

•	price earnings ratio;

•	improvements in capital structure; and

•	compliance with laws, regulations and policies.

With respect to particular performance-based Awards, the Committee is permitted to make certain equitable and objectively determinable adjustments to the performance goals; provided, that any Awards that are intended to qualify as “performance-based compensation” must be made in accordance with the requirements of Section 162(m). Upon certification of achievement of the performance goals for a particular performance period set forth in an Award that is intended to qualify as “performance-based compensation,” the Committee may reduce or eliminate, but not increase, the amount specified in the original Award.

Minimum Vesting Requirements.  Awards under the 2016 Plan are subject to a one-year minimum vesting or forfeiture restriction period. This one-year minimum vesting or forfeiture restriction period does not apply to the grant of any such Awards with respect to an aggregate number of shares that does not exceed 5% of the total shares available for issuance under the 2016 Plan.

Recapitalization Adjustments.  In the event of any “equity restructuring” event (such as a stock dividend, stock split, reverse stock split or similar event) with respect to our common stock, the number of shares of common stock with respect which Awards may be granted, the number of shares subject to outstanding Awards, the exercise price with respect to outstanding Awards and the individual grant limits with respect to share-denominated Awards shall be equitably adjusted to reflect such event.

Change of Control.  Unless the applicable Award agreement provides otherwise or an Award is replaced or continued by the successor in connection with a “change of control” (as defined in the 2016 Plan), upon a change of control (i) Awards solely dependent on the satisfaction of a service obligation shall become fully vested and (ii) Awards dependent in any part on the satisfaction of performance objectives shall vest with performance determined based on actual performance achieved as of the date of the change of control or on a pro-rated basis based on target performance.

Unusual Transactions or Events; Change of Control.  In the event of any distribution, recapitalization, reorganization, merger, spin-off, combination, repurchase, exchange of securities, or other corporate transaction or event or any other unusual or nonrecurring transactions or events (including without limitation a “change of control” as defined in the 2016 Plan), or of changes in applicable laws, regulations or accounting principles, the Committee may provide, in general, for:

•	the termination of an Award, with or without exchange for a cash payment or other rights or property of substantially equivalent value;

•	the acceleration of vesting, exercisability or payment with respect to all or any portion of an Award;

•	the issuance of substitute Awards by the successor or survivor entity; or

•	other adjustments in the terms of an Award.

Discontinuance or Amendment of the 2016 Plan; No Repricing.  Our Board or the Compensation Committee may amend, modify, suspend or terminate the 2016 Plan in whole or in part at any time, but no amendment may materially diminish any of the rights of a Participant under any Awards previously granted without his or her consent. In addition:

•
without the prior approval of our stockholders, options and stock appreciation rights issued under the 2016 Plan will not be repriced, replaced or regranted through cancellation, whether in exchange for cash or another type of Award, by lowering the exercise price of a previously granted option or the grant price of a previously granted stock appreciation right or by replacing a previously granted option or stock appreciation right with a new option with a lower option price or a new stock appreciation right with a lower grant price; and

•
to the extent necessary under any applicable law, regulation or exchange requirement, no amendment shall be effective unless approved by our stockholders in accordance with applicable law, regulation or exchange requirement.

Tax Withholding.  We may withhold from any payments or stock issuances under the 2016 Plan, or collect as a condition of payment, any taxes required by law to be withheld. Subject to the Committee’s right to approve, any Award recipient may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently owned shares of our common stock or to have us withhold, from the shares the Participant would otherwise receive, shares of our common stock, in each case having a value equal to the minimum amount required to be withheld (or such other amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or other applicable governmental entity).

Clawback Policy.  The 2016 Plan will be subject to any written clawback policy we adopt, which policy may subject a Participant’s Awards and other rights and benefits under the 2016 Plan to reduction, cancellation, forfeiture or recoupment if certain events or wrongful conduct specified in the policy occur.

U.S. Federal Income Tax Consequences

The Company believes that under present U.S. federal income tax laws the following are the U.S. federal income tax consequences generally arising with respect to Awards under the 2016 Plan. The following summary does not purport to be a complete description of all applicable rules, and these rules (including those summarized below) are subject to change. The summary does not address the effects of any state or local or non-U.S. tax laws that may be applicable.

Nonqualified Stock Options

In general, no taxable income is realized by a Participant upon the grant of a nonqualified stock option. Rather, at the time of exercise of the nonqualified stock option, the Participant will be treated as receiving compensation (taxable as ordinary income and subject to withholding and employment taxes) in an amount equal to the fair market value of a share of our common stock at such time, less the exercise price paid. The Participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the Participant exercises such option. Any subsequent gain or loss generally will be taxable as a capital gain or loss. We generally should be entitled to a federal income tax deduction at the time and for the same amount as the Participant recognizes ordinary income.
Incentive Stock Options
In general, no taxable income is realized by a Participant upon the grant of an incentive stock option. Additionally, if the applicable employment-related requirements are met, the Participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of our common stock received over the option purchase price is an item of tax preference income potentially subject to the alternative minimum tax. If any of the requirements for incentive stock options under the Code are not met, the incentive stock option will be treated as a nonqualified stock option and the tax consequences described above for nonqualified stock options will apply. Once an incentive stock option has been exercised by a Participant, if the stock acquired upon exercise is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the excess of the fair market value of the stock on the date of exercise over the exercise price (less any diminution in value of the stock after exercise) will be treated as compensation (taxed as ordinary income and subject to withholding and employment taxes) and we will be entitled to a deduction to the extent of the amount so included in the income of the holder. Appreciation in the stock subsequent to the exercise date will be taxed as long-term or short-term capital gain, depending on whether the stock was held for more than one year after the exercise date.
Stock Appreciation Rights
A Participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the Participant will recognize ordinary income for income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares received. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the Participant recognizes ordinary income. The Participant’s tax basis in any shares received upon exercise of a SAR will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the Participant) depending upon the length of time such shares were held by the Participant.
Restricted Stock
A Participant generally will not be taxed upon the grant of restricted stock, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the amount that, the Participant recognizes ordinary income on account of the lapse of the restrictions. A Participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the Participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the restricted stock before the restrictions lapse will be taxable to the Participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a Participant may elect to recognize ordinary income at the time the restricted stock is awarded in an amount equal to the fair market value at that time, notwithstanding the fact that such restricted stock is subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such Participant at the time the restrictions lapse, the Participant will have a tax basis in the shares equal to their fair market value on the date of the Award, and the Participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such Participant. A Participant who makes an election under Section 83(b) and then forfeits the stock is not entitled to deduct any amount as a result of the forfeiture notwithstanding that the Participant included the fair market value of the stock in income at the time of the election.
Restricted Stock Units
In general, the grant of restricted stock units will not result in income for the Participant or in a tax deduction for us. Upon the settlement of such an Award in cash or shares, the Participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Other Awards
With respect to other Awards granted under the 2016 Plan, including cash-based Awards and other stock-based Awards, generally when the Participant receives payment with respect to an Award, the amount of cash and/or the fair market value of any shares or other property received will be ordinary income to the Participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.
Code Section 162(m)
Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to covered employees in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. Qualified “performance-based compensation” is disregarded for purposes of the deduction limitation. The 2016 Plan has been designed to meet the “qualified performance-based compensation” requirements of Section 162(m) of the Code, but it is possible that compensation attributable to Awards under the 2016 Plan (when combined with all other types of compensation received by a covered employee from us or because of other factors) may not comply with all of the requirements of Section 162(m) of the Code, thereby preventing us from taking a deduction.

Golden Parachute Payments
If, on a change of control of our Company, the exercisability or vesting of an Award is accelerated, any excess on the date of the change of control of the fair market value of the shares or cash issued under accelerated Awards over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee equals or exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of such employee for the five years ending before the year in which such change in ownership or control occurs. An “excess parachute payment,” with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change-in-control are characterized as parachute payments, such employee will be subject to a 20 percent excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.

New Plan Benefits
The types and amounts of benefits that will be awarded under the 2016 Plan are not currently determinable. Awards granted under the 2016 Plan are within the discretion of the Committee, and the Committee has not determined future Awards or who might receive them. Information on equity-based awards and cash-based awards recently granted under the Prior Plan to each of our named executive officers is provided under the headings “Summary Compensation Table” and “Grants of Plan-Based Awards During Fiscal Year 2016.” The closing price for the Common Stock on the NASDAQ Global Select Market on August 31, 2016, was $18.49 per share.

Vote Required
Approval of this proposal requires approval by holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will be treated as votes against this proposal. If you are a street name stockholder and you do not provide your brokerage firm with voting instructions, your brokerage firm may not cast votes with respect to the shares that you beneficially own. These broker non-votes will have no effect on the vote.
The Board of Directors unanimously recommends that you vote “FOR” approval of the 2016 Plan and the material terms thereof.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information concerning the Company’s common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans as of June 30, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	914,058	$10.19	1,249,780
Equity compensation plans not approved by stockholders	—	N/A	—
Total	914,058	$10.19	1,249,780	(3)

(1)
Includes 458,022 RSUs and 333,973 performance units, which have no exercise price. The amount included assumes that target level performance is achieved under outstanding performance units for which performance has not yet been determined. Also includes 122,063 share options with an exercise price of $10.19.

(2)	Excludes the shares issuable upon the vesting of RSUs and performance units for which there is no weighted-average price.

(3)
Represents the total number of shares available for issuance under the Matrix Service Company 2012 Stock and Incentive Compensation Plan. Of the 1,249,780 shares available for issuance, all may be awarded as stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or performance units.

PROPOSALS OF STOCKHOLDERS
A proposal of a stockholder intended to be presented at the next annual meeting of stockholders must be received at the Company’s principal executive offices no later than June 9, 2017, if the proposal is to be considered for inclusion in the Company’s proxy statement and proxy card for such meeting.
In accordance with the Company’s Bylaws, any stockholder who intends to present a proposal at the Company’s 2017 Annual Meeting of Stockholders and has not sought inclusion of the proposal in the Company’s proxy statement and accompanying proxy pursuant to Rule 14a-8, must provide the Secretary of the Company with notice of such proposal in order for such proposal to be properly brought before the meeting, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of such annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

OTHER MATTERS
Matters That May Come Before the Annual Meeting
The Board of Directors knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If, however, any other matter requiring a vote of stockholders arises, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.
Availability of Form 10-K
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 (without exhibits or documents incorporated by reference) including any financial statements and schedules and exhibits thereto, may be obtained without charge by written request to Kevin S. Cavanah, Vice President Finance, Matrix Service Company, 5100 East Skelly Drive, Suite 500, Tulsa, Oklahoma 74135 or by visiting the “Investors Relations” section of the Company’s website at matrixservicecompany.com.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on November 11, 2016
Stockholders may view this proxy statement, our form of proxy and our 2016 Annual Report to Stockholders over the Internet by accessing our website at matrixservicecompany.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,

Kevin S. Cavanah Secretary
October 7, 2016
Tulsa, Oklahoma

APPENDIX A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

MATRIX SERVICE COMPANY

FIRST: The name of the Corporation is Matrix Service Company.

SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:    The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 65 million, consisting of 5 million shares of Preferred Stock, par value $.01 per share (hereinafter called "Preferred Stock") and 60 million shares of Common Stock, par value $.01 per share (hereinafter called "Common Stock").

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of any or all of the following:

(a)	The designation of the series, which may be by distinguishing number, letter or title;

(b)
The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the creation of the series) increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

(c)	Whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of the series and the dates at which dividends, if any, shall be payable;

(d)    The redemption rights and price or prices, if any, for shares of the series;

(e)	The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(f)	The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(g)
Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series of shares, or any other security, of the Corporation or any other security, of the Corporation or any other corporation, and, if so, the conversion price or prices or rate or rates of exchange, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion or exchange may be made;

(h)
Restrictions on the issuance of shares of the same series or of any other class or series and the right, if any, to subscribe for or purchase any securities of the corporation or any other corporation;

(i)	The voting rights, if any, of the holders of such series; and

(j)	Any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;

All as determined from time to time by the Board of Directors and stated in the resolutions providing for the issuance of such preferred stock (a "Preferred Stock Designation").

The holders of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders. Except as may be provided in this Certificate of Incorporation or by the Board of Directors in a Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of Directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote or consent.

Preferred Stock that is redeemed, purchased or retired by the Corporation shall assume the status of authorized but unissued Preferred Stock and may thereafter, subject to the provisions of any resolutions of the Board of Directors providing for the issuance of any particular series of Preferred Stock, be reissued in the same manner as authorized but unissued Preferred Stock.

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable laws.

FIFTH:    The Board of Directors is hereby authorized to create and issue rights (the "Rights") entitling the holders thereof to purchase from the Corporation shares of capital stock or other securities. The times at which and the terms upon which the rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence the Rights. The authority of the Board of Directors with respect to the Rights shall include, but not be limited to, determination of the following:

(a)	The initial purchase price per share of the capital stock or other securities of the Corporation to be purchased upon exercise of the Rights;

(b)
Provisions relating to the times at which and the circumstances under which the Rights may be exercised or sold or otherwise transferred, either together with or separately from, any other securities of the Corporation;

(c)
Provisions that adjust the number or exercise price of the Rights or amount or nature of the securities or other property receivable upon exercise of the Rights in the event of a combination, split or recapitalization of any capital stock of the Corporation, a change in ownership of the Corporation's securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any capital stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such Rights;

(d)	Provisions that deny the holder of a specified percentage of the outstanding securities of the Corporation the right to exercise the Rights and/or cause the Rights held by such holder to become void;

(e)    Provisions that permit the Corporation to redeem the Rights; and

(f)    The appointment of a Rights Agent with respect to the Rights;

and such other provisions relating to the Rights as may be determined by the Board of Directors.

SIXTH:    Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specific circumstances:

(a)
Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders;

(b)
Special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board of Directors and shall be called within 10 days after receipt of the written request of the Board of Directors, pursuant to a resolution approved by a majority of the members of the Board of Directors; and

(c)
The business permitted to be conducted at any special meeting of the stockholders is limited to the business brought before the meeting by the Chairman or by the Secretary at the request of a majority of the members of the Board of Directors.

SEVENTH: Section 1. Number, Election and Terms of Directors.

Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, the number of Directors of the Corporation shall be fixed by the Bylaws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws, but in no case shall the number be less than 3 nor more than 15. Election of directors need not be by written ballot unless the Bylaws so provide.

Section 2. Stockholder Nomination of Director Candidates.

Advance notice of stockholder nominations for the election of Directors and advance notice of business to be brought by stockholders before an annual meeting shall be given in the manner provided in the Bylaws of the Corporation.

Section 3. Newly Created Directorships and Vacancies.

Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the Board of Directors and until such Director's successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of an incumbent Director.

Section 4. Removal of Directors.

Subject to the rights of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, any Director may be removed from office ~~only for~~ with or without cause by the stockholders in the manner provided in this Section 4 of Article SEVENTH. At any annual meeting of the stockholders of the Corporation or at any special meeting of the stockholders of the Corporation, the notice of which shall state that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of ~~at least 66% percent~~ a majority of the combined voting power of the outstanding shares of Voting Stock (as defined below), voting together as a single class, may remove such Director or Directors ~~for cause~~.

For the purpose of this Article SEVENTH, "Voting Stock" shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors. In any vote required by or provided for in this Article SEVENTH, each share of Voting Stock shall have the number of votes granted to it generally in the election of Directors.

EIGHTH: Cumulative voting shall not be allowed in the election of directors.

NINTH:    The Board of Directors shall have power to enact, alter, amend and repeal the Bylaws of the Corporation in any manner not inconsistent with the laws of the State of Delaware and this Certificate of Incorporation, as it may deem best for the management of the Corporation.

TENTH:    Directors of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except that the liability of such Directors shall not be eliminated or limited (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the Director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is subsequently amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ELEVENTH: The Corporation shall, to the full extent permitted by Section 145 of Title 8 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

TWELFTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the General Corporation law of the State of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as such court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement, such compromise or arrangement and such reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

THIRTEENTH: Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 66⅔ percent of the combined voting power of all shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend, repeal, or adopt any provision inconsistent with Article FIFTH, SIXTH, SEVENTH or THIRTEENTH.

FOURTEENTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

APPENDIX B

Matrix Service Company
2016 Stock and Incentive Compensation Plan
Effective as of November 11, 2016

Article 1	Establishment, Purpose, and Duration	B-4
1.1	Establishment of this Plan	B-4
1.2	Purpose of this Plan	B-4
1.3	Duration of this Plan	B-4
1.4	Successor Plan	B-4
Article 2	Definitions	B-4
Article 3	Administration	B-7
3.1	General	B-7
3.2	Authority of the Committee	B-7
3.3	Delegation	B-8
Article 4	Shares Subject to this Plan and Maximum Awards	B-8
4.1	Number of Shares Available for Awards	B-8
4.2	Anti-dilution Adjustments	B-9
4.3	Code Section 409A	B-9
Article 5	Eligibility and Participation	B-9
5.1	Eligibility	B-9
5.2	Actual Participation	B-9
Article 6	Stock Options	B-10
6.1	Grant of Options	B-10
6.2	Award Agreement	B-10
6.3	Option Price	B-10
6.4	Duration of Options	B-10
6.5	Exercise of Options	B-10
6.6	Payment	B-10
6.7	Restrictions on Share Transferability	B-10
6.8	Termination of Employment	B-10
6.9	Nontransferability of Options	B-11
6.10	Notification of Disqualifying Disposition	B-11
6.11	$100,000 Annual Limit on ISOs	B-11
6.12	Dividends and Dividend Equivalents	B-11
Article 7	Stock Appreciation Rights	B-11
7.1	Grant of SARs	B-11
7.2	SAR Agreement	B-11
7.3	Term of SAR	B-11
7.4	Exercise of Freestanding SARs	B-11
7.5	Exercise of Tandem SARs	B-11
7.6	Payment of SAR Amount	B-12
7.7	Termination of Employment	B-12
7.8	Nontransferability of SARs	B-12
7.9	Other Restrictions	B-12
7.10	Dividends and Dividend Equivalents	B-12
Article 8	Restricted Stock and Restricted Stock Units	B-12
8.1	Grant of Restricted Stock or Restricted Stock Units	B-12
8.2	Restricted Stock or Restricted Stock Unit Agreement	B-12
8.3	Nontransferability of Restricted Stock and Restricted Stock Units	B-13
8.4	Other Restrictions	B-13
8.5	Certificate Legend	B-13
8.6	Voting Rights	B-13
8.7	Dividends and Other Distributions	B-13
8.8	Termination of Employment	B-13
8.9	Payment in Consideration of Restricted Stock Units	B-14
Article 9	Performance Shares and Performance Units	B-14
9.1	Grant of Performance Shares and Performance Units	B-14
9.2	Value of Performance Shares and Performance Units	B-14
9.3	Earning of Performance Shares and Performance Units	B-14
9.4	Form and Timing of Payment of Performance Shares and Performance Units	B-14
9.5	Termination of Employment	B-14
9.6	Nontransferability of Performance Shares and Performance Units	B-14

Table of Contents (cont.)

Article 10	Cash-Based Awards and Stock-Based Awards	B-14
10.1	Grant of Cash-Based Awards	B-14
10.2	Value of Cash-Based Awards	B-15
10.3	Payment in Consideration of Cash-Based Awards	B-15
10.4	Form and Timing of Payment of Cash-Based Awards	B-15
10.5	Stock-Based Awards	B-15
10.6	Termination of Employment	B-15
10.7	Nontransferability of Cash-Based Awards and Stock-Based Awards	B-15
10.8	Dividends and Other Distributions	B-15
Article 11	Performance Measures	B-16
Article 12	Beneficiary Designation	B-17
Article 13	Rights of Employees	B-17
13.1	Employment	B-17
13.2	Participation	B-17
13.3	Rights as a Stockholder	B-17
Article 14	Change of Control; Unusual Transactions or Events	B-18
14.1	Change of Control	B-18
14.2	Unusual Transactions or Events	B-18
Article 15	Amendment, Modification, Suspension, and Termination	B-19
15.1	Amendment, Modification, Suspension, and Termination	B-19
15.2	Awards Previously Granted	B-19
Article 16	Withholding	B-20
Article 17	Successors	B-20
Article 18	General Provisions	B-20
18.1	Forfeiture Events	B-20
18.2	Legend	B-20
18.3	Delivery of Title	B-20
18.4	Investment Representations	B-21
18.5	Employees Based Outside of the United States	B-21
18.6	Uncertified Shares	B-21
18.7	Unfunded Plan	B-21
18.8	No Fractional Shares	B-21
18.9	Other Compensation and Benefit Plans	B-21
18.10	No Constraint on Corporate Action	B-21
18.11	Six-Month Delay for Specified Employees	B-22
18.12	Separation from Service	B-22
18.13	Section 457A	B-22
18.14	Compliance with Code Section 409A	B-22
18.15	Minimum Vesting	B-22
Article 19	Legal Construction	B-22
19.1	Gender and Number	B-22
19.2	Severability	B-22
19.3	Requirements of Law	B-22
19.4	Governing Law	B-23

Matrix Service Company
2016 Stock and Incentive Compensation Plan

Article 1.
Establishment, Purpose, and Duration

1.1    Establishment of this Plan. Matrix Service Company, a Delaware corporation (the “Company”), establishes an incentive compensation plan to be known as the 2016 Stock and Incentive Compensation Plan (this “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Stock-Based Awards.

This Plan shall become effective, if approved by the Board and stockholders, on November 17, 2016 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 of this document.

1.2    Purpose of this Plan. The purpose of this Plan is to promote the success and enhance the value of the Company and Affiliates by linking the personal interests of the Participants to those of the Company’s stockholders, and by providing Participants with an incentive for outstanding performance.

This Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants on whose judgment, interest, and special effort the successful conduct of its operations are largely dependent.

1.3    Duration of this Plan. This Plan shall commence as of the Effective Date and shall remain in effect, subject to the right of the Committee or the Board to amend or terminate this Plan at any time under Article 15, until all Shares subject to this Plan have been purchased or acquired according to this Plan’s provisions.

1.4    Successor Plan. This Plan shall serve as the successor to the Matrix Service Company 2012 Stock and Incentive Compensation Plan, as amended (the “Prior Plan”), and no further grants shall be made under the Prior Plan from and after the Effective Date of this Plan.

Article 2.
Definitions

Whenever used in this Plan, the following terms shall have the meaning set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

“Affiliate” shall have the meaning given to that term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, with reference to the Company, and shall also include any corporation, partnership, joint venture, limited liability company, or other entity in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined Voting Power of such corporation or of the capital interest or profits interest of such partnership or other entity.

“Award” means, individually or collectively, a grant under this Plan of NQSOs, ISOs, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Stock-Based Awards, in each case subject to the terms of this Plan.

“Award Agreement” means either (a) a written agreement entered into by the Company or an Affiliate and a Participant setting forth the terms and provisions applicable to Awards granted under this Plan, or (b) a written statement issued by the Company or an Affiliate to a Participant describing the terms and provisions of such Award.

“Beneficial Owner” or “Beneficial Ownership” shall have the meaning given to that term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cash-Based Award” means an Award granted under Article 10, the value of which is denominated in cash as determined by the Committee and which is not any other form of Award described in this Plan.

“Change of Control” unless otherwise specified in the Award Agreement, means the occurrence of any of the following events:

(a)any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Voting Power of all the then outstanding Voting Securities;

(b)any Person purchases or otherwise acquires under a tender offer, securities of the Company representing more than fifty percent (50%) of the total Voting Power of all the then outstanding Voting Securities;

(c)during any one (1) year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors of the Company then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) cease for any reason to constitute a majority of the members of the Board of Directors;

(d)the consummation of a merger, consolidation, recapitalization or reorganization of the Company, other than a merger, consolidation, recapitalization or reorganization which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into Voting Securities of the surviving entity (or if the surviving entity is a subsidiary of another entity, then of the parent entity of such surviving entity), more than fifty percent (50%) of the total Voting Power represented by the Voting Securities of the surviving entity (or parent entity) outstanding immediately after such merger, consolidation, recapitalization or reorganization; or

(e)the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets to any Person.

If required for compliance with Section 409A of the Code, in no event will a Change of Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Committee may, in its sole discretion and without a Participant’s consent, amend the definition of “Change of Control” to conform to the definition of “Change of Control” under Section 409A of the Code, and the regulations thereunder.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

“Committee” means the Compensation Committee of the Board of Directors, or any other duly authorized committee of the Board appointed by the Board to administer this Plan. To the extent applicable or necessary to qualify an Award for favorable treatment under the Code or Exchange Act, the Committee shall have at least two members, each of whom shall be (a) a Non-Employee Director, (b) an Outside Director, and (c) an “independent director” within the meaning of the listing requirements of any exchange on which the Company is listed.

“Company” means Matrix Service Company, a Delaware corporation, and any successor thereto as provided in Article 17.

“Employee” means any employee of the Company or an Affiliate. Directors who are not otherwise employed by the Company or an Affiliate shall not be considered Employees under this Plan. For greater clarity, and without limiting the generality of the foregoing, individuals described in the first sentence of this definition who are foreign nationals or are employed outside of the United States, or both, are Employees and may be granted Awards on the terms and conditions set forth in this Plan, or on such other terms and conditions as may, in the judgment of the Committee, be necessary or desirable to further the purposes of this Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Fair Market Value” or “FMV” means, as of any given date, a price that is based on the closing sales price of a Share on the principal stock exchange on which the Shares are traded or, if there is no such sale for such date, then on the last previous day on which a sale was reported. If Shares are not traded on an established stock exchange, FMV shall be determined by the Committee based on objective criteria.

“Fiscal Year” means the year commencing on July 1 and ending June 30 or other time period as approved by the Board.

“Freestanding SAR” means an SAR that is not a Tandem SAR, as described in Article 7.

“Grant Price” means the price against which the amount payable is determined on exercise of a SAR.

“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 and that is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code, or any successor provision.

“Insider” shall mean an individual who is, on the relevant date, subject to the reporting requirements of Section 16 of the Exchange Act, as determined by the Board.

“Non-Employee Director” means a person defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

“Nonqualified Stock Option” or “NQSO” means an Option to purchase Shares, granted under Article 6, which is not intended to be an Incentive Stock Option or that otherwise does not meet such requirements.

“Option” means the conditional right to purchase Shares at a stated Option Price for a specified period of time in the form of an Incentive Stock Option or a Nonqualified Stock Option subject to the terms of this Plan.

“Option Price” means the price at which a Share may be purchased by a Participant under an Option, as determined by the Committee.

“Outside Director” means a member of the Board who is an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

“Participant” means an Employee or a Non-Employee Director who has been selected to receive an Award, or who has an outstanding Award granted under this Plan.

“Performance-Based Compensation” means compensation under an Award that is granted in order to provide remuneration solely on account of the attainment of one or more Performance Goals under circumstances that satisfy the requirements of Section 162(m) of the Code.

“Performance Goal” means a performance criterion selected by the Committee for a given Award for purposes of Article 11 based on one or more of the Performance Measures.

“Performance Measures” means measures as described in Article 11, the attainment of one or more of which shall, as determined by the Committee, determine the vesting, payability, or value of an Award to an Insider that are designated to qualify as Performance-Based Compensation.

“Performance Period” means the period of time during which the assigned performance criteria must be met in order to determine the degree of payout and/or vesting with respect to an Award.

“Performance Share” means an Award granted under Article 9 and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

“Performance Unit” means an Award granted under Article 9 and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

“Period of Restriction” means the period when an Award of Restricted Stock or Restricted Stock Units is subject to forfeiture based on the passage of time, the achievement of performance criteria, and/or on the occurrence of other events as determined by the Committee, in its discretion.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof; provided, however, that “Person” shall not include (a) the Company or any Affiliate, (b) any employee benefit plan (including an employee stock ownership plan) sponsored by the Company or any Affiliate, or (c) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of Shares.

“Prior Plan” shall mean the Matrix Service Company 2012 Stock and Incentive Compensation Plan, as amended.

“Restricted Stock” means an Award of Shares subject to a Period of Restriction, granted under Article 8 and subject to the terms of this Plan.

“Restricted Stock Unit” means an Award denominated in units subject to a Period of Restriction, granted under Article 8 and subject to the terms of this Plan.

“Shares” means the shares of common stock of the Company, $0.01 par value per Share.

“Stock Appreciation Right” or “SAR” means the conditional right to receive the difference between the FMV of a Share on the date of exercise over the Grant Price, under the terms of Article 7 and subject to the terms of this Plan.

“Stock-Based Award” means an equity-based or equity-related Award granted under Article 10 and subject to the terms of this Plan, and not otherwise described by the terms of this Plan.

“Tandem SAR” means a SAR that the Committee specifies is granted in connection with a related Option under Article 7 and subject to the terms of this Plan, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be cancelled). Regardless of whether an Option is granted coincident with a SAR, a SAR is not a Tandem SAR unless so specified by the Committee at time of grant.

“Voting Power” shall mean that number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company.

“Voting Securities” shall mean all securities entitling the holders thereof to vote in an annual election of directors of a company.

Article 3.
Administration

3.1    General. The Committee shall be responsible for administering this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and directors shall be entitled to rely on the advice, opinions, or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee shall be final, conclusive, and binding on the Participants, the Company, and all other interested parties. Any and all powers, authorizations and discretions granted by this Plan to the Committee shall likewise be exercisable at any time by the Board.

3.2    Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement ancillary to or in connection with this Plan, to determine eligibility for Awards, and to adopt such rules, regulations, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, extending the term or period of exercisability of any Award, accelerating the time or times at which any Award becomes vested, unrestricted or may be exercised, waiving any terms or conditions applicable to any Award and, subject to Article 15, adopting modifications and amendments, or subplans to this Plan (as described in Section 18.5) or any Award Agreement, including, without limitation, any that are necessary or appropriate to comply with the laws or compensation practices of the countries and other jurisdictions in which the Company and Affiliates operate.

3.3    Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company or Affiliates, any of its duties or powers as it may deem advisable; provided, however, that the Committee may not delegate any of its non-administrative powers (a) to any such officer for Awards granted to an Employee who is considered to be an Insider or (b) with respect to Awards intended to be Performance-Based Compensation; and provided further, that the member(s) or officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted under the authority delegated under this Section 3.3. Subject to the terms of the previous sentence, the Committee may delegate to any individual(s) such administrative duties or powers as it may deem advisable.

Article 4.
Shares Subject to this Plan and Maximum Awards

4.1    Number of Shares Available for Awards.

(a)BASIC LIMITATION. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares. Subject to adjustment as provided in Section 4.2, the maximum number of Shares available for issuance to Participants under this Plan shall be the sum of the following: (such total number of Shares, including such adjustment and remaining Shares, the “Total Share Authorization”):

(i)One million eight hundred thousand (1,800,000) Shares, plus

(ii)The number of any Shares subject to options granted under the Prior Plan and outstanding as of the Effective Date which expire, or for any reason are cancelled or terminated, after the Effective Date without being exercised, plus

(iii)The number of any Shares subject to awards (other than options) granted under the Prior Plan that were outstanding and unvested on the Effective Date that are forfeited, terminated, cancelled or otherwise reacquired by the Company after the Effective Date without having become vested or that are exchanged by a Participant or withheld by the Company or an Affiliate after the Effective Date to satisfy the tax withholding obligations related to the award.

(b)SHARE COUNT. The total number of Shares subject to SARs that are exercised and settled in Shares, and the total number of Shares subject to Options that are exercised, shall be counted in full against the number of Shares available for issuance under this Plan, regardless of the number of Shares actually issued upon settlement of the SARs or Options. If Awards are settled in cash, the Shares that would have been delivered had there been no cash settlement shall not be counted against the Shares available for issuance under this Plan. Except as provided in the next sentence, Shares that are subject to Awards that are forfeited, are terminated, fail to vest or for any other reason are not paid or delivered, shall again become available for Awards under this Plan. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Option or SAR, as well as any Shares exchanged by a Participant or withheld by the Company or an Affiliate to satisfy the tax withholding obligations related to any Option or SAR, shall not be available for subsequent Awards under this Plan. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award other than an Option or SAR, as well as any Shares exchanged by a Participant or withheld by the Company or an Affiliate to satisfy the tax withholding obligations related to any Award other than an Option or SAR, shall be available for subsequent Awards under this Plan.

(c)SHARE LIMITS. The maximum aggregate number of Shares that may be granted in the form of Nonqualified Stock Options shall be equal to the Total Share Authorization. The maximum aggregate number of Shares that may be granted in the form of Incentive Stock Options shall be one million eight hundred thousand (1,800,000). No individual who is a Non-Employee Director will be granted Awards covering more than one hundred thousand (100,000) Shares in the aggregate during any Fiscal Year, provided that in any event the grant date fair value of Awards granted to a Non-Employee Director shall not exceed $400,000 in the aggregate during any Fiscal Year.

Unless and until the Committee determines that an Award to an Insider shall not be designed to qualify as Performance-Based Compensation, the following limits, subject to adjustment as provided in Section 4.2 (“Award Limits”), shall apply to grants of Awards to Insiders under this Plan:

(i)OPTIONS AND SARS: The maximum aggregate number of Shares that may be granted in the form of Options or Stock Appreciation Rights, under any Awards granted in any one Fiscal Year to any one Participant, shall be four hundred thousand (400,000).

(ii)RESTRICTED STOCK/RESTRICTED STOCK UNITS: The maximum aggregate grant with respect to Awards of Restricted Stock/Restricted Stock Units granted in any one Fiscal Year to any one Participant shall be four hundred thousand (400,000).

(iii)PERFORMANCE SHARES/PERFORMANCE UNITS: The maximum aggregate Awards of Performance Shares or Performance Units that a Participant may receive in any one Fiscal Year shall be four hundred thousand (400,000) Shares.

(iv)CASH-BASED AWARDS: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Fiscal Year may not exceed five million dollars ($5,000,000).

(v)STOCK-BASED AWARDS: The maximum aggregate grant with respect to Awards of Stock-Based Awards in any one Fiscal Year to any one Participant shall be four hundred thousand (400,000).

(d)RESERVATION OF SHARES; NO FRACTIONAL SHARES. The Company shall at all times reserve a number of Shares sufficient to cover the Company’s obligations and contingent obligations to deliver Shares with respect to Awards then outstanding under this Plan (exclusive of (i) any Awards payable in cash and (ii) any dividend equivalent obligations to the extent the Company has the right to settle such rights in cash). No fractional Shares shall be delivered under this Plan. The Committee may pay cash in lieu of any fractional Shares in settlements of Awards under this Plan.

4.2    Anti-dilution Adjustments. With respect to any “equity restructuring” event (such as a stock dividend, stock split, reverse stock split or similar event with respect to Shares) that could result in an additional compensation expense to the Company pursuant to the provisions of the Financial Accounting Standards Board, Accounting Standards Codification, Topic 718-Stock Compensation, as the same may be amended or superseded from time to time (“ASC Topic 718”), if adjustments to Awards with respect to such event were discretionary, the Committee shall equitably adjust the number and type of Shares (or other securities or property) covered by each outstanding Award and the terms and conditions, including the exercise price and Performance Goals (if any), of such Award to equitably reflect such restructuring event. With respect to any other similar event that would not result in an ASC Topic 718 accounting charge if the adjustment to Awards with respect to such event were subject to discretionary action, the Committee shall have complete discretion to adjust Awards in such manner as it deems appropriate with respect to such other event. In the event the Committee makes any adjustment pursuant to the foregoing provisions of this Section 4.2, the Committee shall make a corresponding and proportionate adjustment to the maximum number and the type of Shares (or other securities or property) with respect to which Awards may be granted under this Plan after such event as provided in Section 4.1 and the individual participant annual grant limits with respect to Awards (other than dollar-denominated Awards) as provided in Section 4.1. Any such adjustments pursuant to this Section 4.2 shall be evidenced by written addendums to this Plan and Award Agreements prepared by the Company and, with respect to Options, shall be in accordance with the Code and Code regulations concerning Incentive Stock Options.

4.3    Code Section 409A. All Awards granted and compensation payable under this Plan are intended to satisfy or be exempt from the requirements of Code Section 409A and regulations or other authority under Code Section 409A, and therefore not provide for any deferral of compensation that fails to satisfy the requirements of Code Section 409A. To the extent any provision of this Plan or actions of the Committee would expose any compensation payable to a Participant hereunder to adverse tax consequences under Code Section 409A, such provision or action shall be prohibited, if necessary, or limited to the extent necessary to preclude any such adverse tax consequence.

Article 5.
Eligibility and Participation

5.1    Eligibility. Individuals eligible to participate in this Plan include all Employees and Non-Employee Directors.

5.2    Actual Participation. Subject to the provisions of this Plan, the Committee may from time to time, select from all eligible Employees and Non-Employee Directors, those to whom Awards shall be granted and shall determine in its sole discretion, the nature, terms, and amount of each Award.

Article 6.
Stock Options

6.1    Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and on such terms, and at any time and from time to time as shall be determined by the Committee. Despite the foregoing, no ISOs may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board, and (b) the Effective Date.

6.2    Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, the conditions on which an Option shall become vested and exercisable, and any such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3    Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee and shall be specified in the Award Agreement, but in no event shall the Option Price be less than the FMV of a Share on the date of grant.

6.4    Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary of the date of its grant.

6.5    Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and on the occurrence of such events, and be subject to such restrictions and conditions, as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6    Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The Option Price on exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate FMV at the time of exercise equal to the total Option Price; (c) by a combination of (a) and (b); (d) subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased; or (e) by any other method approved or accepted by the Committee in its sole discretion subject to such rules and regulations as the Committee may establish.

Subject to Section 6.7 and any governing rules or regulations, as soon as practicable after receipt of a notification of exercise and full payment (including satisfaction of any applicable tax withholding requirements), the Committee shall cause to be delivered to the Participant Share certificates or evidence of book entry Shares in an appropriate amount based on the number of Shares purchased under the Option(s), net of any Shares sold in a broker assisted transaction to satisfy the purchase price for the Shares being purchased and net of any Shares withheld to satisfy tax withholding obligations. Unless otherwise determined or accepted by the Committee, all payments in cash shall be paid in United States dollars.

6.7    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired under the exercise of an Option granted under this Plan as it may deem advisable, including, without limitation, requiring the Participant to hold the Shares acquired under exercise for a specified period of time, or restrictions under applicable laws or under the requirements of any stock exchange or market on which such Shares are listed and/or traded.

6.8    Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued under this Article 6, and may reflect distinctions based on the reasons for termination.

6.9    Nontransferability of Options.

(a)    INCENTIVE STOCK OPTIONS. No ISO granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

(b)    NONQUALIFIED STOCK OPTIONS. Except as otherwise provided in a Participant’s Award Agreement at the time of grant, or thereafter by the Committee, NQSOs granted under this Article 6 may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, pursuant to a qualified domestic relations order (as defined under Section 414(p) of the Code) or to a trust of which the Participant is and remains the sole beneficiary for his lifetime. Further, except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, all NQSOs granted to a Participant under this Article 6 shall be exercisable during the Participant’s lifetime only by such Participant or, in the case of NQSOs transferred pursuant to a qualified domestic relations order, a Participant’s former spouse.

6.10    Notification of Disqualifying Disposition. The Participant will notify the Company on the disposition of Shares issued under the exercise of an ISO. The Company will use such information to determine whether a disqualifying disposition as described in Section 421(b) of the Code has occurred.

6.11    $100,000 Annual Limit on ISOs. Notwithstanding any contrary provision in this Plan, to the extent that the aggregate Fair Market Value (determined as of the time the ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by any Participant during any single calendar year (under this Plan and any other stock option plans of the Company and Affiliates) exceeds the sum of $100,000, such ISO shall automatically be deemed to be a Nonqualified Stock Option, but only to the extent in excess of the $100,000 limit, and not an ISO. In such event, all other terms and provisions of such Option grant shall remain unchanged. This paragraph shall be applied by taking ISOs into account in the order in which they were granted and shall be construed in accordance with Section 422(d) of the Code.

6.12    Dividends and Dividend Equivalents. In no event shall dividends or dividend equivalents be granted alone or in conjunction with any Option under this Plan.

Article 7.
Stock Appreciation Rights

7.1    Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time and on such terms as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.

The SAR Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement, but in no event shall the Grant Price be less than FMV of a Share on the date of grant. The Grant Price of Tandem SARs shall be equal to the Option Price of the related Option.

7.2    SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and any such other provisions as the Committee shall determine.

7.3    Term of SAR. The term of a SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and specified in the SAR Award Agreement; provided, however, no SAR shall be exercisable later than the tenth (10th) anniversary of the date of its grant.

7.4    Exercise of Freestanding SARs. Freestanding SARs may be exercised on whatever terms and conditions the Committee, in its sole discretion, imposes.

7.5    Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option on the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the FMV of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (c) the Tandem SAR may be exercised only when the FMV of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.6    Payment of SAR Amount. On the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)    The difference between the FMV of a Share on the date of exercise over the Grant Price; by
(b)    The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment on SAR exercise may be in cash, Shares of equivalent value (based on the FMV on the date of exercise of the SAR), in some combination thereof, or in any other form approved by the Committee at its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR or reserved for later determination by the Committee.

7.7    Termination of Employment. Each Award Agreement shall set forth provisions relating to the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued under this Plan, and may reflect distinctions based on the reasons for termination.

7.8    Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, a SAR granted under this Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or, only in the case of SARs that are in tandem with NQSOs, pursuant to a qualified domestic relations order (as defined under Section 414(p) of the Code). Further, except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, all SARs granted to a Participant under this Plan shall be exercisable during his or her lifetime only by such Participant or, in the case of SARs in tandem with NQSOs transferred pursuant to a qualified domestic relations order, a Participant’s former spouse.

7.9    Other Restrictions. Without limiting the generality of any other provision of this Plan, the Committee may impose such other conditions and/or restrictions on any Shares received on exercise of a SAR granted under this Plan as it may deem advisable. This includes, but is not limited to, requiring the Participant to hold the Shares received on exercise of a SAR for a specified period of time.

7.10    Dividends and Dividend Equivalents. In no event shall dividends or dividend equivalents be granted alone or in conjunction with any SAR under this Plan.

Article 8.
Restricted Stock and Restricted Stock Units

8.1    Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts and on such terms as the Committee shall determine.

8.2    Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and any such other provisions as the Committee shall determine.

8.3    Nontransferability of Restricted Stock and Restricted Stock Units. Except as otherwise provided in this Plan or the Award Agreement, the Shares of Restricted Stock and/or Restricted Stock Units granted may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction specified in the Award Agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or on earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement at the time of grant or thereafter by the Committee. All rights with respect to the Restricted Stock and/or Restricted Stock Units granted to a Participant under this Plan shall be available during his or her lifetime only to such Participant, except as otherwise provided in the Award Agreement at the time of grant or thereafter by the Committee.

8.4    Other Restrictions. The Committee shall impose, in the Award Agreement at the time of grant or anytime thereafter, such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted under this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based on the achievement of specific performance criteria, time-based restrictions on vesting following the attainment of the performance criteria, time-based restrictions, restrictions under applicable laws or under the requirements of any stock exchange or market on which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company on vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee and subject to Section 18.6, the Company may retain the certificates representing Shares of Restricted Stock, or Shares delivered in consideration of Restricted Stock Units, in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse, and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion, shall determine.

8.5    Certificate Legend. In addition to any legends placed on certificates under Section 8.4, each certificate representing Shares of Restricted Stock granted under this Plan may bear a legend such as the following:

The sale or other transfer of the Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Matrix Service Company 2016 Stock and Incentive Compensation Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from Matrix Service Company.

8.6    Voting Rights. To the extent provided by the Committee in the Award Agreement, Participants holding Shares of Restricted Stock may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.7    Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock or Restricted Stock Units may, if the Committee so determines and provides in the Participant’s Award Agreement, be credited with dividends paid with respect to the underlying Shares or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion; provided, however, that a Participant shall only be entitled to receive an amount in respect of dividends or dividend equivalents paid on Restricted Stock or Restricted Stock Units that are subject to performance criteria to the extent the underlying Restricted Stock/Restricted Stock Units have been earned by achievement of the corresponding performance criteria. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate, including any restrictions or conditions on the payment of dividends or dividend equivalents to Insiders which are designed to qualify the payments as Performance-Based Compensation. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, Shares, Restricted Stock, or Restricted Stock Units.

8.8    Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right or obligation to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with the Company or Affiliates. These provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued under this Plan, and may reflect distinctions based on the reasons for termination.

8.9    Payment in Consideration of Restricted Stock Units. When and if Restricted Stock Units become payable, a Participant having received the grant of such units shall be entitled to receive payment from the Company in cash, Shares of equivalent value (based on the FMV), in some combination thereof, or in any other form determined by the Committee at its sole discretion. The Committee’s determination regarding the form of payout shall be set forth in the Award Agreement pertaining to the grant of the Restricted Stock Unit or reserved for later determination by the Committee.

Article 9.
Performance Shares and Performance Units

9.1    Grant of Performance Shares and Performance Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Shares and/or Performance Units to Participants in such amounts and on such terms as the Committee shall determine.

9.2    Value of Performance Shares and Performance Units. Each Performance Share shall have an initial value equal to the FMV of a Share on the date of grant. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant which shall in no event be less than the FMV of a Share. The Committee shall set performance criteria for a Performance Period in its sole discretion which, depending on the extent to which they are met, will determine, in the manner determined by the Committee and documented in the Award Agreement the value and/or number of Performance Shares or Performance Units that will be paid to the Participant and whether a Participant shall be entitled to receive the value equivalent to any dividends paid during the Performance Period on the number of Shares that equals the Performance Shares or Performance Units granted to a Participant; provided, however, that a Participant shall only be entitled to receive an amount in respect of dividends paid on Shares to the extent the underlying Performance Shares/Performance Units have been earned by achievement of the corresponding performance criteria.

9.3    Earning of Performance Shares and Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Shares/Performance Units shall be entitled to receive payout on the value and number of Performance Shares/Performance Units determined as a function of the extent to which the corresponding performance criteria have been achieved. Nothwithstanding the foregoing, the Company has the ability to require the Participant to hold the Shares received under such Award for a specified period of time.

9.4    Form and Timing of Payment of Performance Shares and Performance Units. Payment of earned Performance Shares/Performance Units shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Shares/Performance Units in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Shares/Performance Units at the close of the applicable Performance Period or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award or reserved for later determination.

9.5    Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Shares/Performance Units following termination of the Participant’s employment with the Company or an Affiliate. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Shares/Performance Units issued under this Plan, and may reflect distinctions based on the reasons for termination.

9.6    Nontransferability of Performance Shares and Performance Units. Except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, Performance Shares/Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined under Section 414(p) of the Code).

Article 10.
Cash-Based Awards and Stock-Based Awards

10.1    Grant of Cash-Based Awards. Subject to the terms and provisions of this Plan, the Committee, at any time and from time and time, may grant Cash-Based Awards to Participants in such amounts and on such terms as the Committee may determine.

10.2    Value of Cash-Based Awards. Each Cash-Based Award shall have a value as may be determined by the Committee. For each Cash-Based Award, the Committee may establish performance criteria in its discretion. If the Committee exercises its discretion to establish such performance criteria, the number and/or value of Cash-Based Awards that will be paid out to the Participant will be determined, in the manner determined by the Committee, to the extent to which the performance criteria are met.

10.3    Payment in Consideration of Cash-Based Awards. Subject to the terms of this Plan, the holder of a Cash-Based Award shall be entitled to receive payout on the value of a Cash-Based Award determined as a function of the extent to which the corresponding performance criteria, if any, have been achieved.

10.4    Form and Timing of Payment of Cash-Based Awards. Payment of earned Cash-Based Awards shall be as determined by the Committee. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) that have an aggregate FMV equal to the value of the earned Cash-Based Awards (the applicable date regarding which aggregate FMV shall be determined by the Committee). Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payment of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award or reserved for later determination by the Committee.

10.5    Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions including, but not limited to being subject to performance criteria, or in satisfaction of such obligations, as the Committee shall determine. Such Awards may entail the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.6    Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive Cash-Based Awards and Stock-Based Awards following termination of the Participant’s employment with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all Awards of Cash-Based Awards and Stock-Based Awards issued under this Plan, and may reflect distinctions based on the reasons for termination.

10.7    Nontransferability of Cash-Based Awards and Stock-Based Awards. Except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, Cash-Based Awards and Stock-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined under Section 414(p) of the Code).

10.8    Dividends and Other Distributions. During the Period of Restriction, Participants holding Stock-Based Awards may, if the Committee so determines and provides in the Participant’s Award Agreement, be credited with dividends paid with respect to the underlying Shares or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion; provided, however, that a Participant shall only be entitled to receive an amount in respect of dividends or dividend equivalents paid on Stock-Based Awards that are subject to performance criteria to the extent the Shares underlying the Stock-Based Award have been earned by achievement of the corresponding performance criteria. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, Shares, Restricted Stock or Restricted Stock Units.

Article 11.
Performance Measures

Notwithstanding any other terms of this Plan, the vesting, payment, or value (as determined by the Committee) of each Award other than an Option or SAR that, at the time of grant, the Committee intends to be Performance-Based Compensation to an Insider shall be determined by the attainment of one or more Performance Goals as determined by the Committee in conformity with Section 162(m) of the Code. The Committee shall specify in writing, by resolution or otherwise, the Participants eligible to receive such an Award (which may be expressed in terms of a class of individuals) and the Performance Goal(s) applicable to such Awards within ninety (90) days after the commencement of the period to which the Performance Goal(s) relate(s) or such earlier time as required to comply with Section 162(m) of the Code. No such Award shall be payable unless the Committee certifies in writing, by resolution or otherwise, that the Performance Goal(s) applicable to the Award were satisfied. In no case may the Committee increase the value of an Award of Performance-Based Compensation above the maximum value determined under the performance formula by the attainment of the applicable Performance Goal(s), but the Committee may retain the discretion to reduce the value below such maximum.

Unless and until the Committee proposes for stockholder vote and the stockholders approve a change in the general Performance Measures set forth in this Article 11, the Performance Goal(s) on which the payment or vesting of an Award to an Insider that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)    Net earnings or net income (before or after taxes);
(b)    Earnings per share;
(c)    Net operating profit;
(d)    Operating income;
(e)    Operating income per share;

(f)	Return measures (including, but not limited to, return on assets, return on capital, return on invested capital and return on equity, sales or revenue);

(g)	Cash flow (including, but not limited to, operating cash flow, free cash flow, free cash flow margin and cash flow return on capital or investments);

(h)	Earnings before or after taxes, interest, depreciation, and/or amortization and impairment of intangible assets;
(i)    Gross or operating margins;
(j)    Share price (including, but not limited to, growth measures and total stockholder return);
(k)    Margins;
(l)    Operating efficiency;
(m)    Customer satisfaction;
(n)    Employee satisfaction;
(o)    Working capital targets;
(p)    Revenue or sales growth or growth in backlog;
(q)    Growth of assets;
(r)    Productivity ratios;
(s)    Expense targets;

(t)	Measures of health, safety or environment (including, but not limited to, total recordable incident rate);
(u)    Market share;
(v)    Credit quality (including, but not limited to, days sales outstanding);
(w)    Economic value added;
(x)    Price earnings ratio;
(y)    Improvements in capital structure; and
(z)    Compliance with laws, regulations and policies.

Any Performance Measure(s) may be used to measure the performance of the Company and/or Affiliate as a whole or any business unit of the Company and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate. In the Award Agreement, the Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goal(s).

The Committee may provide in any Award Agreement that any evaluation of attainment of a Performance Goal may include or exclude any of the following events that occurs during the relevant period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in applicable accounting standards and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Insiders, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility for federal income tax purposes.

In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards to Insiders that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

Article 12.
Beneficiary Designation

A Participant’s “beneficiary” is the person or persons entitled to receive payments or other benefits or exercise rights that are available under this Plan in the event of the Participant’s death. A Participant may designate a beneficiary or change a previous beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose. If no beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under this Plan at the Participant’s death the beneficiary shall be the Participant’s estate.

Despite the above, the Committee may in its discretion, after notifying the affected Participants, modify the foregoing requirements, institute additional requirements for beneficiary designations, or suspend the existing beneficiary designations of living Participants or the process of determining beneficiaries under this Article 12, or both, in favor of another method of determining beneficiaries.

Article 13.
Rights of Employees

13.1    Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment or other service relationship at any time, nor confer on any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or an Affiliate.

Neither an Award nor any benefits arising under this Plan shall constitute part of an employment contract with the Company or an Affiliate and, accordingly, subject to the terms of this Plan, this Plan may be terminated or modified at any time in the sole and exclusive discretion of the Committee without giving rise to liability on the part of the Company or an Affiliate for severance payments or otherwise except as provided in this Plan.

For purposes of this Plan, unless otherwise provided by the Committee, transfer of employment of a Participant between the Company and an Affiliate or among Affiliates, shall not be deemed a termination of employment. The Committee may stipulate in a Participant’s Award Agreement or otherwise the conditions under which a transfer of employment to an entity that is spun-off from the Company or an Affiliate, if any, shall not be deemed a termination of employment for purposes of an Award.

13.2    Participation. No Employee shall have the right to be selected to receive an Award. No Employee, having been selected to receive an Award, shall have the right to be selected to receive a future Award or (if selected to receive such a future Award) the right to receive such a future Award on terms and conditions identical or in proportion in any way to any prior Award.

13.3    Rights as a Stockholder. Except to the extent otherwise provided in an Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 14.
Change of Control; Unusual Transactions or Events

14.1    Change of Control. Unless otherwise provided for in an Award Agreement and subject to Section 4.2, upon a Change of Control, all then-outstanding Awards shall vest in accordance with subsection (a) below, except to the extent that another Award meeting the requirements of subsection (b) below (a “Replacement Award”) is provided to the Participant to replace such Award (the “Replaced Award”).

(a)    Change of Control Vesting. Upon a Change of Control, a Participant's then-outstanding Awards that are not vested and (i) as to which vesting depends solely on the satisfaction of a Period of Restriction service obligation by the Participant to the Company or any Affiliate shall become fully vested; or (ii) as to which vesting depends upon the satisfaction of one or more Period of Restriction performance criteria shall immediately vest and all performance objectives shall be calculated based on either, as determined by the Committee in its sole discretion, (A) actual performance against the stated performance objectives as of the date of the Change of Control or (B) deemed target performance pro-rated based on the number of days elapsed in the applicable performance period until the date of the Change of Control.

(b)    Replacement Awards. An Award shall meet the conditions of this subsection (b) (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award (or, it is of a different type than the Replaced Award, provided that the Committee, as constituted immediately prior to the Change of Control, finds such type acceptable); (ii) it has an intrinsic value at least equal to the value of the Replaced Award; (iii) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control; (iv) if the Award replaces an ISO, it is made in accordance with Section 424(h) of the Code; (v) its terms and conditions comply with the terms of this subsection (b) set forth below; and (vi) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change of Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this subsection (b) are satisfied shall be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion. Without limiting the generality of the foregoing, the Committee may determine the value of Awards and Replacement Awards that are Options or SARs by reference to either their intrinsic value or their fair value. Upon an involuntary termination of service of a Participant occurring at any time following the Change of Control, other than for cause, all Replacement Awards held by the Participant (A) as to which vesting depends solely on the satisfaction of a Period of Restriction service obligation by the Participant to the Company or any Affiliate shall become fully vested; or (B) as to which vesting depends upon the satisfaction of one or more Period of Restriction performance criteria shall immediately vest and all performance objectives shall be calculated based on either, as determined by the Committee in its sole discretion, (1) actual performance against the stated performance objectives as of the date of the Change of Control or (2) deemed target performance pro-rated based on the number of days elapsed in the applicable Period of Restriction until the date of the Participant’s involuntary termination of service.

14.2    Unusual Transactions or Events. In the event of any distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, reorganization, merger, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other corporate transaction or event or any unusual or nonrecurring transactions or events (including without limitation a Change of Control) affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, and whenever the Committee determines that action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan or with respect to any Award under this Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, may take any one or more of the following actions (unless the discretion to take such action would cause an Award to an Insider to not qualify as “performance-based compensation” under Section 162(m) of the Code if intended to so qualify or cause any Award granted or compensation payable hereunder to fail to satisfy the requirements of Code Section 409A and result in adverse consequences to a Participant).

(a)    To provide for either (i) the termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction or event the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (ii) the replacement of such Award with other rights or property of substantially equivalent value selected by the Committee in its sole discretion;

(b)    To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c)    To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Awards and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future, provided that, with respect to outstanding Awards such adjustments shall result in substantially equivalent value to the affected Participants; and

(d)    To provide that such Award shall be exercisable (within such period of time as the Committee may specify, for example, but not by way of limitation, in connection with a Change of Control, the Committee may specify that unexercised, vested Options or SARs terminate upon consummation of the Change of Control), or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in this Plan or the applicable Award Agreement.

Notwithstanding the foregoing, with respect to an above event that is an “equity restructuring” event that would be subject to a compensation expense pursuant to ASC Topic 718, the provisions in Section 4.2 shall control to the extent they are in conflict with the discretionary provisions of this Article 14.

Article 15.
Amendment, Modification, Suspension, and Termination

15.1    Amendment, Modification, Suspension, and Termination. The Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan in whole or in part; provided however, that:

(a)    Without the prior approval of the Company’s stockholders and except as provided in Section 4.2, Options and SARs issued under this Plan will not be repriced, replaced or regranted (i) through cancellation, whether in exchange for cash or another type of award, (ii) by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR or (iii) by replacing a previously granted Option or SAR with a new Option with a lower Option Price or a new SAR with a lower Grant Price.

(b)    To the extent necessary under any applicable law, regulation or exchange requirement, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law, regulation, or exchange requirement.

15.2    Awards Previously Granted. Despite any other provision of this Plan to the contrary, no termination, amendment, suspension, or modification of this Plan shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

Article 16.
Withholding

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, the minimum amount of any such applicable taxes required by law to be withheld with respect to the Award (or such other amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or other applicable governmental entity). The obligations of the Company under this Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy the applicable withholding tax requirements related thereto. Whenever Shares are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy the related taxes to be withheld and applied to the tax obligations; provided, however, that, with the approval of the Committee, a Participant may satisfy the foregoing requirement by either (a) electing to have the Company withhold from delivery of Shares or other property, as applicable, or (b) by delivering already owned unrestricted Shares, in each case, having a value equal to the applicable taxes to be withheld and applied to the tax obligations (with any fractional share amounts resulting therefrom settled in cash). Such withheld or already owned and unrestricted Shares shall be valued at their FMV. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Award.

Article 17.
Successors

Any obligations of the Company or an Affiliate under this Plan with respect to Awards granted under this Plan, shall be binding on any successor to the Company or Affiliate, respectively, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company or Affiliate, as applicable.

Article 18.
General Provisions

18.1    Forfeiture Events. Without limiting in any way the generality of the Committee’s power to specify any terms and conditions of an Award consistent with law, and for greater clarity, the Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment on the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, failure to accept the terms of the Award Agreement, termination of employment under certain or all circumstances, violation of material Company and Affiliate policies, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or other obligation (by agreement or otherwise) that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and Affiliates.

This Plan is subject to any written clawback policies the Company, with the approval of the Board, may adopt. Any such policy may subject a Participant’s rights and benefits under this Plan to reduction, cancellation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s material non-compliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

18.2    Legend. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

18.3    Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan before:

(a)    Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)    Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

18.4    Investment Representations. The Committee may require each Participant, as a condition to the receipt of Shares under an Award under this Plan, to represent and warrant in good faith and in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

18.5    Employees Based Outside of the United States. Without limiting in any way the generality of the Committee’s powers under this Plan, including, but not limited to, the power to specify any terms and conditions of an Award consistent with law, in order to comply with the laws in other countries in which the Company or an Affiliate operates or has Employees, the Committee, in its sole discretion, shall have the power and authority, notwithstanding any provision of this Plan to the contrary, to:

(a)    Determine which Affiliates shall be covered by this Plan;

(b)    Determine which Employees outside the United States are eligible to participate in this Plan;

(c)    Modify the terms and conditions of any Award granted to Employees outside the United States to comply with applicable foreign laws;

(d)    Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 18.5 by the Committee shall be attached to this Plan document as appendices; and

(e)    Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Despite the above, the Committee may not take any actions under this Plan and no Awards shall be granted that would violate the Exchange Act, the Code, any securities law, or governing statute or any other applicable law.

18.6    Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis to the extent not prohibited by applicable law or the rules of any stock exchange.

18.7    Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or an Affiliate may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken under its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or an Affiliate and any Participant, beneficiary, legal representative, or any other person. Awards shall be general, unsecured obligations of the Company, except that if an Affiliate signs an Award Agreement instead of the Company, the Award shall be a general, unsecured obligation of the Affiliate and not an obligation of the Company. To the extent that any individual acquires a right to receive payments from the Company or an Affiliate, such right shall be no greater than the right of an unsecured general creditor of the Company or Affiliate, as applicable. All payments to be made under this Plan shall be paid from the general funds of the Company or Affiliate, as applicable, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan. This Plan is not intended to be subject to ERISA.

18.8    No Fractional Shares. No fractional Shares shall be issued or delivered under this Plan or any Award Agreement. In such an instance, unless the Committee determines otherwise, fractional Shares and any rights thereto shall be forfeited or otherwise eliminated.

18.9    Other Compensation and Benefit Plans. Nothing in this Plan shall be construed to limit the right of the Company or an Affiliate to establish other compensation or benefit plans, programs, policies, or arrangements. Except as may be otherwise specifically stated in any other benefit plan, policy, program, or arrangement, no Award shall be treated as compensation for purposes of calculating a Participant’s rights under any such other plan, policy, program, or arrangement.

18.10    No Constraint on Corporate Action. Nothing in this Plan shall be construed (a) to limit, impair or otherwise affect the Company’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (b) to limit the right or power of the Company or an Affiliate to take any action which such entity deems to be necessary or appropriate.

18.11    Six-Month Delay for Specified Employees. Notwithstanding any provision in this Plan to the contrary, if the payment of any benefit herein would be subject to additional taxes and interest under Code Section 409A because the timing of such payment is not delayed as provided in Code Section 409A for a “specified employee” (within the meaning of Code Section 409A), then if a Participant is a “specified employee,” any such payment that the Participant would otherwise be entitled to receive during the first six months following a “separation from service” (as defined in Code Section 409A) shall be accumulated and paid or provided, as applicable, within ten (10) days after the date that is six months following such separation from service, or such earlier date upon which such amount can be paid or provided under Code Section 409A without being subject to such additional taxes and interest imposed pursuant to Code Section 409A and related provisions of the Code.

18.12    Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Code Section 409A and the payment thereof prior to a “separation from service” would violate Code Section 409A. For purposes of any such provision of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”

18.13    Section 457A. The Company intends that any Awards be structured in compliance with, or to satisfy an exemption from, Section 457A of the Code (“Section 457A”) and all regulations, guidance, compliance programs and other interpretative authority thereunder, such that there are no adverse tax consequences, interest or penalties as a result of the Awards. Notwithstanding the Company’s intention, in the event any Award is subject to Section 457A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend this Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt this Plan and/or any Award from the application of Section 457A, (b) preserve the intended tax treatment of any such Award, or (c) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.

18.14    Compliance with Code Section 409A. It is intended that the Awards granted under this Plan shall be exempt from, or in compliance with, Code Section 409A. This Plan is intended to comply with Code Section 409A only if and to the extent applicable. In this respect, any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Code Section 409A. To the extent that an Award, issuance and/or payment is subject to Section 409A, it shall be awarded, issued and paid in a manner that will comply with Section 409A, as determined by the Committee.

If any provision of this Plan (or of any Award) would cause a Participant to incur any additional tax or interest under Code Section 409A and accompanying Treasury regulations and other authoritative guidance thereunder, the Company shall, after consulting with the Participant, reform such provision to comply with Code Section 409A to the extent permitted under Code Section 409A; provided, however, the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without violating the provisions of Code Section 409A.

18.15    Minimum Vesting. No Award shall become vested and exercisable sooner than one (1) year after the date of the grant; provided, however, the Committee shall have discretion to provide for the earlier vesting and exercisability of such Award in the event of retirement, death or disability of the Participant, involuntary termination of the Participant not for cause or a Change of Control; and, provided, further, an Award or Awards for up to an aggregate maximum of five percent (5%) of the Total Share Authorization may be granted without regard to the minimum one-year vesting.

Article 19.
Legal Construction

19.1    Gender And Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

19.2    Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.3    Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company or an Affiliate shall receive the consideration required by law for the issuance of Awards under this Plan.

The inability of the Company or an Affiliate to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s or the Affiliate’s counsel to be necessary to the lawful issuance and sale of any Shares under this Plan, shall relieve the Company or Affiliate of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

19.4    Governing Law. This Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 John R. Hewitt
02 Michael J. Hall
03 John W. Gibson
04 I. Edgar (Ed) Hendrix
05 Tom E. Maxwell
06 Jim W. Mogg
07 James H. Miller

The Board of Directors recommends you vote FOR proposals 2 through 5.

	For	Against	Abstain
2. To ratify the engagement of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2017.	☐	☐	☐
3. To approve, by a non-binding advisory vote, the compensation of the Company's named executive officers.	☐	☐	☐
4. To approve an amendment to the Company's Restated Certificate of Incorporation to allow for the removal of directors with or without cause by a majority vote of the stockholders.	☐	☐	☐
5. To approve the Matrix Service Company 2016 Stock and Incentive Compensation Plan.	☐	☐	☐

NOTE: At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements of adjournments thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000300195_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

MATRIX SERVICE COMPANY
Annual Meeting of Stockholders
November 11, 2016 10:00 AM CST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Kevin S. Cavanah and John R. Hewitt, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MATRIX SERVICE COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 10:00 AM, CST on November 11, 2016 at 5100 East Skelly Drive Tulsa, Oklahoma 74135, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000300195_2 R1.0.1.25